As filed with the Securities and Exchange Commission on February 1, 2016.

Registration No. 333- 209015

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hortonworks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	37-1634325
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5470 Great America Parkway

Santa Clara, California 95054

855.846.7866

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert Bearden

Chief Executive Officer

Hortonworks, Inc.

5470 Great America Parkway

Santa Clara, California 95054

855.846.7866

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Craig M. Schmitz Richard A. Kline Andrew T. Hill Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, California 94025 650.752.3100	David M. Howard General Counsel Hortonworks, Inc. 5470 Great America Parkway Santa Clara, California 95054 650.388.9775	John L. Savva Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, California 94303 650.461.5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.0001 par value per share	9,688,750	$9.64	$93,399,550	$9,406

(1)	Includes 1,263,750 shares of common stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the registrant’s common stock as reported by the NASDAQ Global Select Market on January 29, 2016.
(3)	The registrant previously paid the registration fee with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated February 1, 2016.

8,425,000 Shares

Hortonworks, Inc.

Common Stock

Hortonworks, Inc. is selling 8,425,000 shares of common stock in this offering.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HDP.” On January 29, 2016, the last reported sale price of our common stock on the NASDAQ Global Select Market was $9.70 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we are subject to reduced public company reporting requirements.

Passport Capital, LLC, on behalf of certain of its affiliated investment funds (the “Passport Funds”), has indicated an interest in purchasing $50 million of our common stock in this offering at $9.50 per share. Because this indication of interest is not a binding agreement or commitment to purchase, the Passport Funds could determine to purchase more, less or no shares in this offering or the underwriters could determine to sell more, less or no shares to the Passport Funds.

See “Risk Factors” on page 17 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Hortonworks	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

To the extent that the underwriters sell more than 8,425,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,263,750 shares from Hortonworks at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2016.

Goldman, Sachs & Co.	Credit Suisse	RBC Capital Markets

Pacific Crest Securities	Wells Fargo Securities	PJT Partners LP
a division of KeyBanc Capital Markets

Prospectus dated                     , 2016.

Hortonworks™
Powering the Future of Data

You should rely only on the information contained in or incorporated by reference into this prospectus or any free writing prospectuses we have prepared. Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than as contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information contained in this prospectus, any issuer free writing prospectus and in the documents incorporated in any of the foregoing documents by reference is accurate only as of their respective dates, regardless of the time of delivery of those documents or any sale of the shares offered hereby.

i

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. It does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully all of the information in this prospectus, including the information incorporated by reference in this prospectus, and the information in or incorporated by reference in any free writing prospectus that we authorize before making an investment decision, including the information in the “Risk Factors” section of this prospectus. Unless the context otherwise requires, the terms “Hortonworks,” “the Company,” “we,” “us” and “our” in this prospectus refer to Hortonworks, Inc. and its consolidated subsidiaries.

Overview

Our mission is to power the future of data and accelerate business transformations for our customers by developing, distributing and supporting a new class of data management software solutions built on open source technology. Hortonworks® customers use our enterprise-scale “Connected Data Platforms” to build transformational data applications fueled by actionable intelligence from information that flows over a network, such as the internet or corporate networks, or Data in Motion, and information that is stored in digital form in a file system, database or other storage medium, or Data at Rest.

Our Data at Rest solution, the Hortonworks Data Platform (HDP), is an enterprise-scale data management platform built entirely on open source software including Apache Hadoop. HDP combines computer servers with local storage and open source software technology to create a reliable distributed compute and storage platform for large data sets that is secure and scalable up to petabytes of data within thousands of servers or nodes. At the core of HDP is the next generation computing and resource management framework called YARN, or Yet Another Resource Negotiator, which enables a centralized data architecture for batch, interactive and real-time workloads to be executed simultaneously on a single cluster and data set with the comprehensive security, governance and operational services enterprise customers require. HDP integrates with existing data center technologies to support best-of-breed data architectures and enables our customers to collect, store, process and analyze increasing amounts of existing and new data types in a way that augments rather than replaces their existing data center infrastructures.

Our Data in Motion solution, the Hortonworks DataFlow Platform (HDF), is an enterprise-scale data ingest platform built entirely on open source software including Apache NiFi. HDF is complementary to HDP and accelerates the flow of Data in Motion into HDP to support full fidelity analytics. HDF is a real-time, integrated, secure and adaptive platform capable of ingesting any type of Data in Motion—from traditional data sources to new data types such as sensor and machine data, server log data, clickstream data, geo-location data, social and sentiment data and other data generated by documents and other file types. HDF enables customers to collect, conduct and curate their Data in Motion in order to gain real-time business insights and actionable intelligence.

We employ a differentiated strategic approach in that we are committed to continuously driving innovation and market adoption of Apache Hadoop, Apache NiFi and associated open source technologies within the Apache Software Foundation open source ecosystem. We do this by sharing all of our product development with the open source community in order to further advance open source technology development and functionality. This is ultimately consumed by enterprise customers of all types and sizes. We support the open source community and directly employ a large number of core committers to various Apache projects, including Apache Hadoop and Apache NiFi. A committer is an individual who is able to modify the source code of a particular open source project and then “commit” those changes to the central repository. We believe that keeping our business model free from architecture design conflicts that could limit the ultimate success of our customers in leveraging the benefits of open source technology at scale is a significant competitive advantage. We have been recognized as a leader in Hadoop by Forrester Research based on the strengths of our offering and our differentiated strategy.

We were founded in 2011. During 2012 we launched HDP. During 2015 we launched HDF. We sell support subscriptions and professional services offerings for both of these platforms. As of December 31, 2015, we had over 800 support subscription customers (which we generally define as an entity with an active support subscription) across a broad array of company sizes and industries. We have strategic relationships with EMC Corporation, or EMC, Hewlett Packard Enterprise Company, or Hewlett Packard Enterprise, Hitachi Data Systems, Microsoft Corporation, or Microsoft, Pivotal Software, or Pivotal, Rackspace Hosting, Inc., or Rackspace, Red Hat, Inc., or Red Hat, SAP AG, or SAP, Teradata Corporation, or Teradata, and Yahoo! Inc., or Yahoo!, focused on integrated development, marketing and support strategies to maximize the success of our solutions. Consistent with our open source approach, we generally make our software platforms (HDP and HDF) available free of charge and derive the predominant amount of our revenue from customer fees for our support subscription offerings and professional services.

We have achieved significant growth in recent periods. For the year ended December 31, 2014, our revenue was $46.0 million. For the nine months ended September 30, 2014 and 2015, our revenue was $33.4 million and $86.5 million, respectively. For the year ended December 31, 2014, our gross billings were $87.1 million. For the nine months ended September 30, 2014 and 2015, our gross billings were $55.2 million and $113.7 million, respectively. We experienced net losses of $177.4 million for the year ended December 31, 2014, and $86.7 million and $126.9 million for the nine months ended September 30, 2014 and 2015, respectively. See “Summary Consolidated Financial Data” for more information and a reconciliation of gross billings to total revenue, the most directly comparable financial measure under generally accepted accounting principles in the United States, or GAAP, and an explanation of why management uses this non-GAAP financial measure.

Industry Background

Major technology innovations such as social media, mobile and cloud computing, new web-based applications, such as Software-as-a-Service, or SaaS, and the emergence of the Internet of Things in which devices with sensors and actuators transmit increasing amounts of data automatically, have created an always-on, constantly connected society that is putting increasing pressure on enterprise data center infrastructure. The increase in volume, velocity and variety from this new “Internet of Anything” data in combination with traditional enterprise applications and data systems is creating significant challenges to enterprise data management resources and is disrupting the way enterprises design their data infrastructure.

Enterprises are not only inundated with increasing amounts of data but also struggle with managing more types of data that are less easily managed by traditional data center architectures. Historically, enterprises focused primarily on managing data from dedicated and disparate data center systems, including enterprise resource planning and customer relationship management systems. To store and process these types of data, enterprises were able to utilize relational database management systems optimized for analyzing preselected, structured data stored within isolated silos.

The variety of Internet of Anything data, including new data types such as sensor and machine data, server log data, clickstream data, geo-location data, social and sentiment data and other data generated by documents and other file types, is fueling the exponential growth in the aggregate amount of data that has the potential to be captured and managed by the enterprise to drive business value. Collecting, storing, processing and analyzing these massive quantities of new context-rich Internet of Anything data sources requires new tools.

As a result of the limitations of traditional data center architectures, enterprises are seeking new technologies to cost-effectively collect, store, process and analyze this vast amount of data in its original context-rich form in order to find patterns and actionable insights that enable them to capitalize on opportunities, avoid issues and make more informed decisions. Enterprises must upgrade their data center architectures to enable themselves to harness large volumes of data under management in order to easily leverage existing data sources and explore new data sources in innovative ways.

Hadoop was originally developed in the early 2000s. Partnering with the Apache Hadoop community, Yahoo! led major innovations in the technology to help tackle big data challenges and operate its business at scale. The traditional Hadoop offering (i.e., Hadoop Version 1.x) was largely a batch system that enabled users to manage data at scale, but required siloed computing clusters by application with pre-selected data sets, thus limiting accessibility, interoperability and overall value. Incremental attempts to improve traditional Hadoop focused on bolting on data warehousing and analytics functionality as well as basic levels of security and operations management, which were available through a mix of separate open source projects or commercially available software. This innovation demonstrated the early promise of Hadoop in enabling enterprises to address their big data requirements, but traditional Hadoop still lacked the breadth of functionality and resiliency that would enable it to be deployed more broadly by enterprises in production use cases.

To improve on this early functionality, Hortonworks® engineers created the initial architecture for YARN and developed the technology for it within the Apache Hadoop community, leading to the release of YARN in October 2013. This technology advancement transformed Hadoop (i.e., Hadoop Version 2.x) into a platform that allows for multiple ways of interacting with data, including interactive structured query language (SQL) processing, in-memory analytic processing, real-time stream processing and online data processing, along with its traditional batch data processing. YARN is a significant innovation in that it eliminates the need to silo data sets and reduces total cost of ownership by enabling a single cluster to store a wide range of shared data sets on which mixed workloads spanning batch, interactive and real-time use cases can simultaneously process with predictable service levels. YARN is designed to serve as a common data operating system that enables the Hadoop ecosystem to natively integrate applications and leverage existing technologies and skills while extending consistent security, governance and operations across the platform. With these capabilities, YARN can facilitate mainstream Hadoop adoption by enterprises of all types and sizes for production use cases at scale.

Our Opportunity

Enterprises are facing an increasing need to adopt big data strategies that will help them modernize their data center architectures, control costs and transform their businesses to succeed in an increasingly digital world. Inherent in this shift is a move from the post-transaction, reactive analysis of subsets of data to a new model of pre-transaction, proactive insights across a comprehensive and integrated data architecture capable of managing both Data in Motion and Data at Rest. We believe that enterprises that successfully adopt a big data strategy will succeed, whereas enterprises that fail or are slow to implement a modern data architecture will struggle to sustain competitive advantages.

We believe that the new class of enterprise-scale data management solutions must meet certain requirements to create and accelerate widespread market adoption and enable the modern data architecture. We believe this set of requirements include:

•	capability to centrally manage new and existing data types;

•	ability to run multiple applications simultaneously on a common data architecture;

•	high availability, manageability, security and data governance;

•	interoperability with new and existing data center infrastructure investments;

•	stability and dependability;

•	scalability and affordability;

•	ability to analyze all available data for rich historical insights;

•	ability to analyze real-time streams of data for immediate actionable insights;

•	ability to securely capture and mediate multi-directional data flows within and outside the data center;

•	ability to enable predictive analytic applications based on an open approach to actionable intelligence; and

•	deployment flexibility that spans on-premises and in the cloud.

We believe that only a solution that addresses all of these needs will allow enterprises to be able to transform their businesses by adopting a modern data architecture that solves their increasing data management requirements. We believe our enterprise-scale Connected Data Platforms, comprised of HDP for Data at Rest and HDF for Data in Motion, address these needs and are fundamental to driving this architectural shift and to turn what was traditionally viewed as a cost center into a revenue generator by enabling new business applications that harness the power of big data. According to an Allied Market Research report published in March 2014, the global Hadoop market spanning hardware, software and services is expected to grow from $2.0 billion in 2013 to $50.2 billion by 2020, representing a compound annual growth rate, or CAGR, of 58%.

Our Solutions

We are a leading provider and distributor of a new class of enterprise-scale data management software platforms that are enabling a re-platforming of data center architectures to harness the power of big data for the enterprise. We provide support subscription offerings and related professional services for our enterprise-scale Connected Data Platforms—HDF and HDP—which are designed to manage the needs of Data in Motion and Data at Rest, respectively. Our solutions provide the following benefits:

•	Maximizes data access to drive business transformations. Our solutions integrate all data types into “data lakes” that allow our customers to increase the scope and quality of their data management. Our solutions break down traditional data silos and allow enterprises to collect, store, process and analyze all of their data in native formats, or schema-on-read, and enable the combination of multiple context-rich data types to solve the limitations of the traditional data structures.

•

Common data operating system that powers big data applications.    HDP leverages the benefits of YARN as a common data operating system capable of simultaneously running interactive SQL processing, in-memory analytic processing, real-time stream processing, online data processing, and batch data processing workloads in a way that is natively integrated with Hadoop. Our solutions also enable new and existing third-party applications to integrate seamlessly with YARN and Hadoop.

•	Purpose-built for the enterprise. We engineer and certify HDP and HDF with a focus on extending their core technologies with the robust data services required by the enterprise such as high availability, governance, security, provisioning, management and performance monitoring.

•	Rigorously tested and hardened for deployment at scale. Our strategic relationships with leading cloud scale companies enable us to test and harden HDP and HDF in the most demanding production environments, assuring high quality and resilient releases at scale. We deliver value to support subscription customers by reducing implementation risk, accelerating time-to-value and helping support subscription customers scale more rapidly.

•	Enables best-of-breed data center architectures. We designed HDP and HDF to be fully open and integrated with new and existing investments in data center infrastructure. Our solutions are designed to renovate legacy data architectures in order to drive cost and capability improvements by working with new big data technologies that are complementary to Hadoop.

•	Compelling return on investment. Our solutions enable our customers to modernize their data architectures and optimize their investments supporting big data strategies. For example, the annual cost of managing a raw terabyte, or TB, of data with HDP using commodity hardware can be 10 to 100 times less expensive than using high-end storage arrays.

•	Real-time, predictive and interactive analytics. Our solutions enable our customers to move from post-transaction, reactive analysis of subsets of data stored in silos to a world of pre-transaction, interactive insights across all data with the potential to enhance competitive advantages and transform businesses.

•	Enables modern data applications. Our solutions empower our customers to innovate new modern data applications, such as real-time cyber security applications or Industrial Internet of Things applications, that drive transformational outcomes based on trusted actionable intelligence derived from Data in Motion and Data at Rest.

•	Superior deployment flexibility. Our focus on deep integration with existing data center technologies enables the leaders in the data center to easily adapt and extend their platforms. We are differentiated in our ability to natively support deployments on-premise across both Linux and Windows, within hardware appliances and across public and private cloud platforms simultaneously.

We are committed to serving the Apache Software Foundation open source ecosystem and to sharing all of our product developments with the open source community. We support the open source community and employ a large number of core committers to various Apache projects, including Apache Hadoop and Apache NiFi. This commitment allows us to drive the innovation of the core open source technologies within HDP and HDF, define a roadmap for the future, ensure predictable and reliable enterprise quality releases and provide comprehensive, enterprise-class support.

Our Strategy

We intend to continue to grow our business by focusing on the following strategies:

•	continue to innovate and extend the enterprise data platform capabilities of our solutions;

•	establish Hortonworks as the trusted enterprise Hadoop platform provider and our enterprise-scale Connected Data Platforms (HDP and HDF) as the industry standard for the modern enterprise data architecture;

•	continue to support and foster growth in the Apache Software Foundation and Hadoop ecosystems;

•	focus on renewing and extending existing customer deployments;

•	grow our sales force directly and indirectly through our reseller and original equipment manufacturer, or OEM, partners;

•	grow our customer base across new vertical markets and geographies;

•	pursue selective acquisitions to further enhance and build out the critical components of our enterprise-scale Connected Data Platforms (HDP and HDF); and

•	continue international expansion.

Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	We have a history of losses, and we may not become profitable in the future.

•	We have a limited operating history, which makes it difficult to predict our future results of operations.

•	We do not have an adequate history with our support subscription offerings or pricing models to accurately predict the long-term rate of support subscription customer renewals or adoption, or the impact these renewals and adoption will have on our revenue or results of operations.

•	Because we derive substantially all of our revenue and cash flows from supporting the Hortonworks Data Platform and services and training related to it, failure of these offerings or our new product offerings to satisfy customer requirements or to achieve increased market acceptance would harm our business, results of operations, financial condition and growth prospects.

•	Our success is highly dependent on our ability to penetrate the existing market for open source distributed data platforms as well as the growth and expansion of the market for open source distributed data platforms.

•	If we are unable to maintain successful relationships with our partners, our business, results of operations and financial condition could be harmed.

•	If we are unable to effectively compete, our business and operating results could be harmed.

•	The competitive position of our product offerings depends in part on their ability to operate with third-party products and services, including those of our partners, and, if we are not successful in maintaining and expanding the compatibility of the Hortonworks Data Platform and the Hortonworks DataFlow Platform with such products and services, our business will suffer.

•	If open source software programmers, many of whom we do not employ, do not continue to develop and enhance open source technologies, we may be unable to develop new technologies, adequately enhance our existing technologies or meet customer requirements for innovation, quality and price.

•	Our subscription-based business model may encounter customer resistance or we may experience a decline in the demand for our offerings.

Recent Developments

Our interim unaudited consolidated financial statements for the three months ended December 31, 2015 are not yet available. Based on the information that is currently available to us, we have prepared the following preliminary estimated financial data for the three months ended December 31, 2015:

•	Total revenue of $37.0 million to $38.0 million, compared to total revenue of $12.7 million in the three months ended December 31, 2014. We expect the increase in total revenue for the three months ended December 31, 2015 compared to the three months ended December 31, 2014 to result primarily from an increase in the volume of support subscription contracts sold and growth in our total customer installed base.

•	Gross billings of $52.0 million to $52.3 million, which includes gross support subscription billings of $41.4 million to $41.7 million, representing a 92% to 93% increase in gross support subscription billings over the three months ended December 31, 2014, compared to gross billings of $31.9 million for the three months ended December 31, 2014, which includes support subscription billings of $21.6 million for the three months ended December 31, 2014. We expect the increase in the share of total gross billings attributable to gross support subscription billings for the three months ended December 31, 2015 compared to the three months ended December 31, 2014 to result primarily from further penetration within the existing subscription customer base and the addition of new subscription customers.

•	Operating loss of $50.7 million to $52.1 million, compared to an operating loss of $92.5 million in the three months ended December 31, 2014.

•	Non-GAAP Adjusted EBITDA loss of $16.8 million to $17.5 million, compared to a loss of $21.3 million in the three months ended December 31, 2014.

The preliminary estimated financial data for the three months ended December 31, 2015 set forth above is subject to the completion of our financial closing procedures. The preliminary estimated financial data are not a comprehensive statement of our results of operations for the three months ended December 31, 2015. The preliminary estimated financial data was prepared by, and are the responsibility of, our management. Our independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed or performed any procedures with respect to the accompanying preliminary estimated financial data, and accordingly does not express an opinion or any other form of assurance with respect thereto. We currently expect that our final results of operations will be consistent with the estimates set forth above, but such estimates are preliminary and actual results of operations could fall outside of and differ materially from these estimated ranges following the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time our interim unaudited consolidated financial statements for the three months ended December 31, 2015 are issued.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we consider certain non-GAAP financial measures, including gross billings and Adjusted EBITDA. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies. We define gross billings as non-GAAP Revenue plus the change in deferred revenue and we define Adjusted EBITDA as gross billings minus non-GAAP cost of revenue and operating expenses plus adjustments to non-GAAP cost of revenue and operating expenses. The following table presents a reconciliation of the estimated ranges of gross billings and Adjusted EBITDA to the estimated range of GAAP revenue for the three months ended December 31, 2015 and a reconciliation of actual gross billings and Adjusted EBITDA to actual GAAP revenue for the three months ended December 31, 2014, and is unaudited:

	Three months ended December 31, 2015		Three months ended December 31, 2014
	Estimated		Actual
	Low	High
	(in millions)
Gross Billings:
Total revenue	$37.0	$38.0	$12.7
Contra revenue	—	—	4.0

Total non-GAAP revenue	37.0	38.0	16.7
Total deferred revenue, end of period	105.1	104.4	62.9
Less: Total deferred revenue, beginning of period	(90.1)	(90.1)	(47.7)

Total change in deferred revenue	15.0	14.3	15.2

Gross billings	$52.0	$52.3	$31.9

Adjusted EBITDA:
Gross billings	$52.0	$52.3	$31.9
Less: Cost of revenue	(15.9)	(15.6)	(58.9)
Less: Operating expenses	(73.2)	(73.1)	(46.2)
Add: Non-GAAP cost of revenue and operating expense adjustments:
Stock-based compensation expense	17.5	17.5	3.5
Depreciation expense	1.4	1.4	0.5
Cost of revenue adjustment for 2011 Yahoo! Warrant	—	—	48.0
Acquisition-related retention bonus	0.5	0.5	—
Amortization of intangible	0.2	0.2	—
Other	—	—	(0.1)

Adjusted EBITDA	$(17.5)	$(16.8)	$(21.3)

We have included gross billings, a non-GAAP financial measure, in this prospectus since it is a key measure used by our board of directors and management to monitor our near term cash flows and manage our business. Gross billings is calculated as total non-GAAP revenue plus the change in deferred revenue for the same period. As we have not yet established vendor-specific objective evidence of fair value for our support subscriptions, we recognize revenue ratably over the period beginning when both the support subscription and professional services have commenced for customers with agreements that purchase both a support subscription and professional services. Most of our customer agreements include both support subscription and professional services. The accounting treatment for such agreements causes our revenue to trail the impact of these customer agreements and creates significant deferred revenue.

We use Adjusted EBITDA, a non-GAAP financial measure, in evaluating operating results and for financial and operational decision-making purposes. Our management believes that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of stock-based compensation expense and acquisition-related retention bonus expense, which are each excluded from Adjusted EBITDA. Our management believes that presenting Adjusted EBITDA provides useful information about our operating results, enhances the overall understanding of past performance and future prospects and allows for greater transparency with respect to key metrics used by our management in its financial and operational decision-making. Our management uses this measure to establish budgets and operational goals for our business and in evaluating our performance. We present Adjusted EBITDA to assist investors in their analysis of our business performance, and because our management believes that this measure provides an additional tool for investors to use in comparing our core business operating results over multiple periods with other companies in our industry.

Neither gross billings nor Adjusted EBITDA should be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Corporate Information

We were incorporated in Delaware in April 2011. Our principal executive offices are located at 5470 Great America Parkway, Santa Clara, California 95054, and our telephone number is (855) 846-7866. Our website address is www.hortonworks.com. Information contained on or that can be accessed through our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

“Hortonworks,” “HDP” and our elephant logo are our registered trademarks in the United States and in certain other jurisdictions. “Hadoop” and “NiFi” are registered trademarks of the Apache Software Foundation. We have applied for trademark registration for “Powering the Future of Data.” Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include:

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about our executive compensation arrangements; and

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or stockholder approval of any golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.0 billion in annual revenue; the date we qualify as a “large accelerated filer” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after December 12, 2019. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We are choosing to irrevocably “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, but we intend to take advantage of the other exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

THE OFFERING

Common stock offered by us	8,425,000 shares

Common stock to be outstanding after this offering	54,582,167 shares

Option to purchase additional shares from us	We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an additional 1,263,750 shares from us.

Use of proceeds	We estimate that the net proceeds from the sale of 8,425,000 shares of our common stock that we are selling in this offering will be approximately $76.9 million (or approximately $88.7 million if the underwriters’ option to purchase additional shares in this offering is exercised in full), based upon an assumed public offering price of $9.70 per share, which is the last reported sale price of our common stock on the NASDAQ Global Select Market on January 29, 2016, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for working capital or other general corporate purposes, including funding our growth strategies discussed in this prospectus. These uses include the expansion of our sales organization, international expansion, further development of our enterprise-scale Connected Data Platforms (HDP and HDF) and general and administrative matters. We may also use a portion of the net proceeds to acquire complementary businesses, products, services, technologies or other assets.

See “Use of Proceeds” for additional information.

Proposed purchase by existing stockholder	Passport Capital, LLC, on behalf of certain of its affiliated investment funds (the “Passport Funds”), has indicated an interest in purchasing $50 million of our common stock in this offering at $9.50 per share. Because this indication of interest is not a binding agreement or commitment to purchase, the Passport Funds could determine to purchase more, less or no shares in this offering or the underwriters could determine to sell more, less or no shares to the Passport Funds.

Concentration of ownership	Upon completion of this offering, our executive officers, directors, five percent or greater stockholders and their respective affiliates, will beneficially own, in the aggregate, approximately 45.3% of our outstanding shares of common stock.

NASDAQ Global Select Market trading symbol	“HDP”

The number of shares of our common stock that will be outstanding after this offering is based on 46,157,167 shares outstanding as of September 30, 2015, and excludes:

•	12,064,481 shares of our common stock issuable upon the exercise of options to purchase common stock that were outstanding as of September 30, 2015, with a weighted average exercise price of $9.65 per share (which excludes 467,123 restricted shares issued under the 2011 Stock Option and Grant Plan and the 2014 Stock Option and Incentive Plan that are included in the number of shares of our common stock that will be outstanding after the completion of this offering);

•	3,502,744 shares of our common stock subject to restricted stock units outstanding as of September 30, 2015;

•	2,388,306 shares of our common stock subject to restricted stock units granted after September 30, 2015;

•	4,412,425 shares of our common stock reserved for future issuance under our 2014 Stock Option and Incentive Plan as of September 30, 2015;

•	2,707,648 shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan as of September 30, 2015;

•	3,250,000 shares of our common stock, issuable upon the exercise of a warrant to purchase shares of our common stock outstanding as of September 30, 2015, with an exercise price of $0.005 per share;

•	476,368 shares of our common stock, issuable upon the exercise of a warrant to purchase shares of our common stock outstanding as of September 30, 2015, with an exercise price of $8.46 per share;

•	any shares of our common stock that become available subsequent to this offering under our 2014 Stock Option and Incentive Plan and 2014 Employee Stock Purchase Plan pursuant to provisions thereof that automatically increase the share reserves under such plans each year, as more fully described in our definitive proxy statement on Schedule 14A filed with the SEC on April 22, 2015 under “Executive Compensation—Equity Compensation Plan Information.”

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional 1,263,750 shares of our common stock from us in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our historical financial data. Commencing with the fiscal year ended December 31, 2013, we changed our fiscal year end from April 30 to December 31. We have derived the summary consolidated statement of operations data for the years ended April 30, 2012, April 30, 2013 and December 31, 2014 and the eight months ended December 31, 2013 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 incorporated by reference in this prospectus. We have derived the summary consolidated statement of operations data for the nine months ended September 30, 2014 and 2015 and the summary consolidated balance sheet data as of September 30, 2015 from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended September 30, 2015 incorporated by reference in this prospectus. We have derived the summary consolidated statement of operations data for the eight months ended December 31, 2012 from our unaudited comparative transition period consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 incorporated by reference in this prospectus. The unaudited interim and comparative transition period consolidated financial statements reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair presentation of the consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the nine months ended September 30, 2015 are not necessarily indicative of results to be expected for the full year or any other period. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in our Quarterly Report on Form 10-Q for the three months ended September 30, 2015 incorporated by reference in this prospectus.

	Year Ended April 30,		Eight Months Ended December 31,		Year Ended December 31,	Nine Months Ended September 30,
	2012	2013	2012	2013	2014	2014	2015
	(in thousands, except share and per share amounts)
Consolidated Statement of Operations Data:
Support subscription	$1,276	$7,739	$3,643	$11,415	$25,558	$19,190	$54,134
Professional services	370	3,259	1,135	6,450	20,490	14,198	32,375

Total support subscription and professional services revenue(1)	1,646	10,998	4,778	17,865	46,048	33,388	86,509
Cost of revenue:
Cost of support subscription	421	5,071	2,880	3,720	52,687	2,875	9,214
Cost of professional services	974	5,862	3,053	9,990	28,192	19,125	30,260

Total cost of revenue(1)(2)	1,395	10,933	5,933	13,710	80,879	22,000	39,474

Gross profit (loss)	251	65	(1,155)	4,155	(34,831)	11,388	47,035
Operating expenses:(2)
Sales and marketing	2,589	17,187	8,403	21,357	70,695	44,553	95,083
Research and development	6,881	12,070	6,768	14,621	37,771	26,270	46,238
General and administrative	2,384	7,598	3,487	14,368	26,231	17,634	32,768
Contribution of acquired technology to the Apache Software Foundation	—	—	—	—	3,971	3,971	—

Total operating expenses	11,854	36,855	18,658	50,346	138,668	92,428	174,089

Loss from operations	(11,603)	(36,790)	(19,813)	(46,191)	(173,499)	(81,040)	(127,054)
Other income (expense), net	83	163	110	23	(4,977)	(6,888)	487

Loss before income tax expense (benefit)	(11,520)	(36,627)	(19,703)	(46,168)	(178,476)	(87,928)	(126,567)
Income tax expense (benefit)	1	11	8	45	(1,111)	(1,196)	330

Net loss	$(11,521)	$(36,638)	$(19,711)	$(46,213)	$(177,365)	$(86,732)	$(126,897)

Net loss per share of common stock, basic and diluted(3)	$(74.30)	$(30.29)	$(16.96)	$(18.18)	$(24.16)	$(20.80)	$(2.98)

Weighted average shares used in computing net loss per share of common stock, basic and diluted(3)	155,052	1,209,750	1,161,880	2,541,800	7,341,465	4,169,679	42,626,865

(1)	Total support subscription and professional services revenue for the eight months ended December 31, 2013, the year ended December 31, 2014 and the nine months ended September 30, 2015 includes contra-revenue adjustments recognized for equity securities issued to an affiliate of AT&T Inc., or AT&T, and total subscription and professional services revenue for the year ended December 31, 2014 includes contra-revenue and cost of revenue adjustments recognized for the 2011 warrant issued to Yahoo!, both of which are customers, as follows (in thousands):

	Eight Months Ended December 31,	Year Ended December 31,	Nine Months Ended September 30,
	2013	2014	2015
Gross support and subscription and professional services revenue:
Support subscription	$11,782	$31,519	$54,199
Professional services	6,465	20,616	32,375

Total gross support subscription and professional services revenue	18,247	52,135	86,574
Contra-support subscription and professional services revenue:
Support subscription	(367)	(5,961)	(65)
Professional services	(15)	(126)	—

Total contra-support subscription and professional services revenue	(382)	(6,087)	(65)
Net support subscription and professional services revenue:
Support subscription	11,415	25,558	54,134
Professional services	6,450	20,490	32,375

Total net support subscription and professional services revenue	$17,865	$46,048	$86,509

Cost of revenue excluding 2011 Yahoo! Warrant adjustment:
Cost of support subscription	$3,720	$5,289	$9,214
Cost of professional services	9,990	27,637	30,260

Total cost of revenue excluding 2011 Yahoo! Warrant adjustment	13,710	32,926	39,474
Cost of revenue adjustment for 2011 Yahoo! Warrant:
Cost of support subscription	—	47,398	—
Cost of professional services	—	555	—

Total cost of revenue adjustment for 2011 Yahoo! Warrant	—	47,953	—
Net cost of revenue:
Cost of support subscription	3,720	52,687	9,214
Cost of professional services	9,990	28,192	30,260

Total net cost of revenue	$13,710	$80,879	$39,474

(2)	Stock-based compensation expense was allocated as follows (in thousands):

	Year Ended April 30,		Eight Months Ended December 31,		Year Ended December 31,	Nine Months Ended September 30,
	2012	2013	2012	2013	2014	2014	2015
Cost of revenue	$14	$45	$44	$132	$580	$320	$1,616
Sales and marketing	18	234	110	321	1,881	978	6,882
Research and development	140	244	140	468	2,257	1,146	8,251
General and administrative	150	239	122	406	4,314	3,048	6,970

Total stock-based compensation expense	$322	$762	$416	$1,327	$9,032	$5,492	$23,719

(3)	See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Note 7 to our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended September 30, 2015 for an explanation of the method used to calculate basic and diluted net loss per share attributable to common stockholders and the weighted average number of shares used in the computation of the per share amounts.

	As of September 30, 2015
	Actual	As Adjusted(1)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term investments	$113,754	$190,699
Working capital	59,897	136,842
Property and equipment, net	15,574	15,574
Long-term investments	2,567	2,567
Total assets	224,729	301,674
Deferred revenue	90,085	90,085
Additional paid-in capital	499,883	576,828
Accumulated deficit	(398,634)	(398,634)
Total stockholders’ equity	100,888	177,833

(1)	The as adjusted balance sheet data in the table above reflects the sale of 8,425,000 shares of our common stock in this offering by us at an estimated offering price of $9.70 per share, the last reported sale price of our common stock on the NASDAQ Global Select Market on January 29, 2016, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information presented in the consolidated balance sheet data is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed public offering price of $9.70 per share, which is the last reported sale price of our common stock on the NASDAQ Global Select Market on January 29, 2016, would increase or decrease, as applicable, each of our as adjusted cash and cash equivalents and short-term investments, working capital, total assets, additional paid-in capital and total stockholders’ equity by approximately $8.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. An increase or decrease by one million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our as adjusted cash and cash equivalents and short-term investments, working capital, total assets, additional paid-in capital and total stockholders’ equity by approximately $9.3 million, assuming that the public offering price of $9.70 per share remains the same and after deducting estimated underwriting discounts and commissions.

Key Metric – Gross Billings

We have included gross billings, a non-GAAP financial measure, in this prospectus since it is a key measure used by our board of directors and management to monitor our near term cash flows and manage our business. Gross billings is calculated as total non-GAAP revenue plus the change in deferred revenue for the same period. As we have not yet established vendor-specific objective evidence of fair value for our support subscriptions, we recognize revenue ratably over the period beginning when both the support subscription and professional services have commenced for customers with agreements that purchase both a support subscription and professional services. Most of our customer agreements include both support subscription and professional services. The accounting treatment for such agreements causes our revenue to trail the impact of these customer agreements and creates significant deferred revenue.

We have provided a reconciliation between total revenue, the most directly comparable GAAP financial measure, and gross billings in the table below. We believe gross billings provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our board of directors and management.

	Year Ended April 30,		Eight Months Ended December 31,		Year Ended December 31,	Nine Months Ended September 30,
	2012	2013	2012	2013	2014	2014	2015
	(in thousands)
Gross billings:
Total revenue	$1,646	$10,998	$4,778	$17,865	$46,048	$33,388	$86,509
Contra revenue	—	—	—	382	6,087	2,040	65

Total non-GAAP revenue	1,646	10,998	4,778	18,247	52,135	35,428	86,574

Total deferred revenue, end of period	10,148	16,730	15,096	27,928	62,923	47,720	90,085
Less: Total deferred revenue, beginning of period	—	(10,148)	(10,148)	(16,730)	(27,928)	(27,928)	(62,923)

Total change in deferred revenue	10,148	6,582	4,948	11,198	34,995	19,792	27,162

Gross billings	$11,794	$17,580	$9,726	$29,445	$87,130	$55,220	$113,736

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained or incorporated by reference in this prospectus, including our financial statements and related notes, which are incorporated by reference in this prospectus, before making a decision to invest in our common stock. If any of the risks actually occur, our business, financial condition, results of operations and prospects could be harmed. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

We have a history of losses, and we may not become profitable in the future.

We have incurred net losses since our inception, including net losses of $177.4 million and $126.9 million for the year ended December 31, 2014 and the nine months ended September 30, 2015, respectively. As a result, we had an accumulated deficit of $398.6 million at September 30, 2015. It is difficult for us to predict our future results of operations since the market for our solutions is rapidly evolving and has not yet reached widespread adoption. We may not achieve sufficient revenue to attain and maintain profitability. We expect our operating expenses to increase over the next several years as we hire additional personnel, particularly in sales and marketing, expand and improve the effectiveness of our distribution channels, and continue to invest in the development of the Hortonworks Data Platform and the Hortonworks DataFlow Platform. In addition, as we grow and as a result of being a public company, we will incur additional significant legal, accounting and other expenses that we did not incur as a private company. As a result of these increased expenses, we will have to generate and sustain increased revenue to be profitable in future periods. Any failure by us to sustain or increase profitability on a consistent basis could cause the value of our common stock to decline.

We have a limited operating history, which makes it difficult to predict our future results of operations.

We were incorporated in 2011 and introduced our first solution in 2012. As a result of our limited operating history, our ability to forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our historical revenue growth has been inconsistent, has benefited from transactions with related parties and should not be considered indicative of our future performance. Further, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including slowing demand for our support subscription offerings and our professional services, increasing competition, a decrease in the growth of our overall market, or our failure, for any reason, to continue to capitalize on growth opportunities. We have also encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties and our future revenue growth (each of which we use to plan our business) are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We do not have an adequate history with our support subscription offerings or pricing models to accurately predict the long-term rate of support subscription customer renewals or adoption, or the impact these renewals and adoption will have on our revenue or results of operations.

We have limited experience with respect to determining the optimal prices for our support subscription offerings. As the market for open source distributed data platforms matures, or as new competitors introduce new products or services that compete with ours, we may be unable to attract new support subscription customers at the same price or based on the same pricing model as we have used historically. Moreover, large support subscription customers, which are the focus of our sales efforts, may demand greater price concessions. As a result, in the future we may be required to reduce our prices, which could harm our revenue, gross margins, financial position and cash flows. Furthermore, while the terms of our support subscription agreements limit the number of supported nodes or the size of supported data sets, such limitations may be improperly circumvented or otherwise bypassed by certain users.

We expect to derive a significant portion of our revenue from renewals of existing support subscription agreements. As a result, customers renewing and expanding their support subscription relationships with us will be critical to our business. Our support subscription customers have no obligation to renew their support subscriptions after the expiration of the initial support subscription period and may renew for fewer elements of our support subscription offerings or on different pricing terms. We have limited historical data with respect to support subscription customer renewals, including those support subscription arrangements which also allow the customer the ability to potentially impact the direction and development of the underlying open source solution, and to date, the majority of our support subscription agreements have not reached the end of their original term, so we cannot accurately predict support subscription customer renewals. Our support subscription customers’ renewals may decline or fluctuate as a result of a number of factors, including their dissatisfaction with our pricing or our product offerings and their ability to continue their operations and spending levels. If our support subscription customers do not renew their support subscriptions on similar pricing terms, our revenue may decline and our business could suffer. In addition, over time the average term of our contracts could change based on renewals or for other reasons.

Because we derive substantially all of our revenue and cash flows from supporting the Hortonworks Data Platform and services and training related to it, failure of these offerings or our new product offerings to satisfy customer requirements or to achieve increased market acceptance would harm our business, results of operations, financial condition and growth prospects.

We derive and expect to continue to derive substantially all of our revenue and cash flows from customer fees for support subscription offerings and professional services in support of the Hortonworks Data Platform. As such, the market acceptance of the Hortonworks Data Platform is critical to our continued success. Demand for the Hortonworks Data Platform is affected by a number of factors beyond our control, including market acceptance of open source distributed data platforms by referenceable accounts for existing and new use cases, the continued enhancement of the Hortonworks Data Platform to incorporate features and functionality desired by our support subscription customers, the timing of development and release of new products by our competitors, technological change and growth or contraction in our market. We expect the proliferation of unstructured data to lead to an increase in the data storage and processing demands of our customers, and the Hortonworks Data Platform may not be able to perform to meet those demands. If we are unable to continue to meet support subscription customer requirements or to achieve more widespread market acceptance of the Hortonworks Data Platform, our business, results of operations, financial condition and growth prospects will be harmed. We launched the Hortonworks DataFlow Platform in September 2015 and general availability of the Hortonworks DataFlow Platform only commenced towards the end of the third fiscal quarter of 2015. As such, we cannot predict how quickly customer subscriptions will increase, to what degree this new product offering will satisfy customer requirements or the rate at which market acceptance will occur.

Our success is highly dependent on our ability to penetrate the existing market for open source distributed data platforms and data ingest platforms as well as the growth and expansion of the market for open source distributed data platforms and data ingest platforms.

The market for Hadoop and open source distributed data platforms and the market for NiFi and open source data ingest platforms are relatively new, rapidly evolving and unproven. Our future success will depend in large part on Hadoop’s ability to penetrate the existing market for open source distributed data platforms, as well as the continued growth and expansion of the market for open source distributed data platforms and NiFi’s ability to penetrate the existing market for open source data ingest platforms and the continued growth and expansion of the market for open source data ingest platforms. It is difficult to predict support subscription customer adoption and renewals, support subscription customer demand for our offerings, the size, growth rate and expansion of these markets, the entry of competitive products or the success of existing competitive products. Our ability to penetrate the existing markets for open source distributed data platforms and data ingest platforms and any expansion of such markets depends on a number of factors, including the cost, performance and perceived value associated with our offerings, as well as support subscription customers’ willingness to adopt an alternative approach to data collection, storage and processing. Furthermore, many potential support subscription customers have made significant investments in legacy data collection, storage and processing software and may be unwilling to invest in new solutions. If the markets for open source distributed data platforms or data ingest platforms fail to grow or expand or decrease in size, or if we do not succeed in further penetrating such markets, our business would be harmed.

If we are unable to maintain successful relationships with our partners, our business, results of operations and financial condition could be harmed.

In addition to our direct sales force and our website, we use strategic partners, such as distribution partners and resellers, to sell our support subscription offerings and our professional services. We expect that sales through partners will continue to grow as a proportion of our revenue for the foreseeable future.

Our agreements with our partners are generally non-exclusive, meaning our partners may offer customers the products and services of several different companies, including products and services that compete with ours, or may themselves be or become competitors. If our partners do not effectively market and sell our support subscription offerings and our professional services, choose to use greater efforts to market and sell their own products and services or those of our competitors, or fail to meet the needs of our customers, our ability to grow our business and sell our support subscription offerings and our professional services may be harmed. Our partners may cease marketing our support subscription offerings or professional services with limited or no notice and with little or no penalty. The loss of a substantial number of our partners, our possible inability to replace them, or the failure to recruit additional partners could harm our results of operations.

Our ability to achieve revenue growth in the future will depend in part on our success in maintaining successful relationships with our partners, and in helping our partners enhance their ability to independently sell our support subscription offerings and our professional services. If we are unable to maintain our relationships with these partners, or otherwise develop and expand our indirect distribution channel, our business, results of operations, financial condition or cash flows could be harmed.

If we are unable to effectively compete, our business and operating results could be harmed.

We face substantial competition from Hadoop distribution vendors such as Cloudera, Inc. and MapR Technologies, Inc., as well as enterprise software and infrastructure vendors that offer Hadoop distributions such as International Business Machines Corporation and Oracle Corporation. Further,

other established system providers not currently focused on Hadoop, including traditional data warehouse solution providers such as Teradata, SAP and EMC, or open source distributed data platform providers, including non-relational NoSQL database providers such as MongoDB Inc. and DataStax, Inc. may expand their products and services to compete with us. Additionally, some potential customers may elect to implement and support Hadoop deployments internally, thus not purchasing a support subscription from us. Some of the companies that compete with us, or that may compete with us in the future, have greater name recognition, substantially greater financial, technical, marketing and other resources, the ability to devote greater resources to the promotion, sale and support of their solutions, more extensive customer bases and broader customer relationships and longer operating histories than we have.

We expect competition to increase as other companies continue to evolve their offerings and as new companies enter our market. Increased competition is likely to result in pricing pressures on our support subscription offerings and our professional services, which could negatively impact our gross margins. If we are unable to effectively compete, our revenue could decline and our business, operating results and financial condition could be adversely affected.

The competitive position of our product offerings depends in part on their ability to operate with third-party products and services, including those of our partners, and, if we are not successful in maintaining and expanding the compatibility of the Hortonworks Data Platform and the Hortonworks DataFlow Platform with such products and services, our business will suffer.

The competitive position of the Hortonworks Data Platform and the Hortonworks DataFlow Platform depends in part on their ability to operate with products and services of third parties, including software companies that offer applications designed for various business intelligence applications, software services and infrastructure, and it must be continuously modified and enhanced to adapt to changes in hardware, software, networking, browser and database technologies. In the future, one or more technology companies, whether our partners or otherwise, may choose not to support the operation of their software, software services and infrastructure with the Hortonworks Data Platform or the Hortonworks DataFlow Platform, or our offerings may not support the capabilities needed to operate with such software, software services and infrastructure. In addition, to the extent that a third party were to develop software or services that compete with ours, that provider may choose not to support the Hortonworks Data Platform or the Hortonworks DataFlow Platform. We intend to facilitate the compatibility of our product platforms with various third-party software, software services and infrastructure offerings by maintaining and expanding our business and technical relationships. If we are not successful in achieving this goal, our business, financial condition and results of operations may suffer.

If open source software programmers, many of whom we do not employ, do not continue to develop and enhance open source technologies, we may be unable to develop new technologies, adequately enhance our existing technologies or meet customer requirements for innovation, quality and price.

We rely to a significant degree on a number of independent open source software programmers, or Hadoop committers and contributors, to develop and enhance Apache Hadoop and its related technologies. Additionally, members of the corresponding Apache Software Foundation Project Management Committees, or Project Management Committees, many of whom are not employed by us, are primarily responsible for the oversight and evolution of the codebases of Hadoop and its related technologies. If the Hadoop committers and contributors fail to adequately further develop and enhance open source technologies, or if the Project Management Committees fail to oversee and guide the evolution of Hadoop-related technologies in the manner that we believe is appropriate to maximize the market potential of our offerings, then we would have to rely on other parties, or we would need to expend additional resources, to develop and enhance our offerings. We cannot predict whether further developments and enhancements to these technologies would be available from reliable alternative sources. In either event, our development expenses could be increased and our technology release and upgrade schedules could be delayed. Delays in developing, completing or delivering new or enhanced offerings could cause our offerings to be less competitive, impair customer acceptance of our offerings and result in delayed or reduced revenue for our offerings.

Our subscription-based business model may encounter customer resistance or we may experience a decline in the demand for our offerings.

We provide our support subscription offerings under annual or multi-year subscriptions. A support subscription generally entitles a support subscription customer to a specified scope of support, as well as security updates, fixes, functionality enhancements and upgrades to the technology and new versions of the software, if and when available, and compatibility with an ecosystem of certified hardware and software applications. We may encounter support subscription customer resistance to this distribution model or support subscription customers may fail to honor the terms of our support subscription agreements. To the extent we are unsuccessful in promoting or defending this distribution model, our business, financial condition, results of operations and cash flows could be harmed.

Demand for our offerings may fluctuate based on numerous factors, including the spending levels and growth of our current and prospective support subscription customers, and general economic conditions. In addition, our support subscription customers generally undertake a significant evaluation process that may result in a prolonged sales cycle. We spend substantial time, effort and money on our sales efforts, including developing and implementing appropriate go-to-market strategies and training our sales force and ecosystem partners in order to effectively market new solutions, without any assurance that our efforts will produce any sales. The purchase of our offerings may be discretionary and can involve significant expenditures. If our current and prospective support subscription customers cut costs, then they may significantly reduce their enterprise software expenditures.

As technologies and the markets for our offerings change, our subscription-based business model may no longer meet the needs of our support subscription customers. Consequently, we may need to develop new and appropriate marketing and pricing strategies for our solutions. If we are unable to adapt our business model to changes in the marketplace or if demand for our solutions declines, our business, financial condition, results of operations and cash flows could be harmed.

If we are unable to expand sales to existing customers, our growth could be slower than we expect and our business and results of operations may be harmed.

Our future growth depends in part upon expanding sales of our support subscription offerings and our professional services to our existing customers. If our existing customers do not purchase additional support subscription offerings and professional services, our revenue may grow more slowly than expected, may not grow at all or may decline. Additionally, increasing incremental sales to our current customer base requires increasingly sophisticated and costly sales efforts. There can be no assurance that our efforts will result in increased sales to existing customers and additional revenue. If our efforts to expand sales to our existing customers are not successful, our business and operating results would be harmed.

Revenue from our largest customers has accounted for a significant percentage of our revenue, and the loss of one or more of our significant customers would harm our business.

A significant portion of our revenue has been concentrated among a relatively small number of large customers. The revenue from our three largest customers as a group accounted for 43% and 19% of our total revenue for the year ended December 31, 2014 and the nine months ended September 30, 2015, respectively. While we expect that the revenue from our largest customers will continue to decrease over time as a percentage of our total revenue as we generate more revenue from other customers, we expect that revenue from a relatively small group of customers will continue to account for a significant portion of our revenue, at least in the near term. Our customer agreements generally do not contain long-term commitments from our customers, and our customers may be able to terminate their agreements with us prior to expiration of the term.

We may not be able to continue our relationships with any of our largest customers on the same or more favorable terms in future periods or our relationships may not continue beyond the terms of our existing contracts with them. Our revenue and operating results would suffer if, among other things, any of our largest customers were to renegotiate, terminate, renew on less favorable terms or fail to renew their agreements with us.

Our future results of operations may fluctuate significantly, and our recent results of operations may not be a good indication of our future performance.

Our revenue and results of operations could vary significantly from period to period as a result of various factors, many of which are outside of our control. At the beginning of each quarter, we do not know the number of support subscriptions that we will enter into during the quarter. In addition, the contract value of our support subscriptions varies substantially among customers, and a single, large support subscription in a given period could distort our results of operations. Comparing our revenue and results of operations on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance.

We may not be able to accurately predict our future revenue or results of operations on a quarterly or longer-term basis. We base our current and future expense levels on our operating plans and sales forecasts, and our operating costs are expected to be relatively fixed in the short-term. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenue, and even a small shortfall in revenue in a quarter could harm our financial results for that quarter and cause our financial results to fall short of analyst expectations, which could cause the market price of our common stock to decline substantially.

In addition to other risk factors described in this “Risk Factors” section, factors that may cause our results of operations to fluctuate from quarter to quarter include:

•	the timing of new customer contracts for support subscription offerings and professional services, and the extent to which we earn additional revenue from existing customers as they expand their deployment of the Hortonworks Data Platform and the Hortonworks DataFlow Platform;

•	the renewals of our support subscription arrangements with our customers;

•	changes in the competitive dynamics of our market;

•	customers delaying purchasing decisions in anticipation of new software or software enhancements;

•	the timing of satisfying revenue recognition criteria and our ability to obtain vendor-specific objective evidence of fair value, or VSOE, for our support subscription offerings;

•	our ability to control costs, including our operating expenses;

•	the proportion of revenue attributable to larger transactions as opposed to smaller transactions and the impact that a change in such proportion may have on the overall average selling price of our support subscription offerings;

•	the proportion of revenue attributable to support subscription offerings and professional services, which may impact our gross margins and operating income;

•	the reduction or elimination of support of the Apache Hadoop Project or the Apache NiFi Project by the Apache Software Foundation, migration of Hadoop technology or NiFi technology to an organization other than the Apache Software Foundation, or any other actions taken by the Apache Software Foundation or the Apache Hadoop Project or the Apache NiFi Project that may impact our business model;

•	changes in customers’ budgets and in the timing of their purchasing decisions;

•	the collectability of receivables from customers and resellers, which may be hindered or delayed if these customers or resellers experience financial distress; and

•	general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate.

Many of these factors are outside of our control, and the variability and unpredictability of such factors could result in our failing to meet or exceed our financial expectations for a given period. We believe that quarter-to-quarter comparisons of our revenue, results of operations and cash flows may not necessarily be indicative of our future performance.

Our sales cycle is long and unpredictable, particularly with respect to large support subscription customers, and our sales efforts require considerable time and expense.

Our results of operations may fluctuate, in part, because of the resource-intensive nature of our sales efforts, the length and variability of the sales cycle of our support subscription offerings and the difficulty in making short-term adjustments to our operating expenses. Our results of operations depend in part on sales to large support subscription customers and increasing sales to existing customers. The length of our sales cycle, from initial evaluation to payment for our support subscription offerings is generally six to nine months, but can vary substantially from customer to customer. Our sales cycle can extend to more than a year for some customers. It is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to our existing customers. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or delay of one or more large transactions in a quarter could impact our results of operations for that quarter and any future quarters for which revenue from that transaction is lost or delayed. As a result of these factors, it is difficult for us to forecast our revenue accurately in any quarter. Because a substantial proportion of our expenses are relatively fixed in the short term, our results of operations will suffer if revenue falls below our expectations in a particular quarter, which could cause the price of our common stock to decline.

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, we may be unable to execute our business plan or maintain high levels of service and our financial results could be negatively impacted.

We have increased our number of full-time employees from 524 at September 30, 2014 to 794 at September 30, 2015 and have increased our revenue from $33.4 million in the nine months ended September 30, 2014 to $86.5 million in the nine months ended September 30, 2015. Our recent growth and expansion has placed, and our anticipated growth may continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to continue to expand our overall business, customer base, headcount and operations. Continued growth increases the challenges involved in:

•	recruiting, training and retaining sufficient skilled technical, marketing, sales and management personnel;

•	preserving our culture, values and entrepreneurial environment;

•	developing and improving our internal administrative infrastructure, particularly our financial, operational, compliance, recordkeeping, communications and other internal systems;

•	managing our international operations and the risks associated therewith;

•	maintaining high levels of satisfaction with our solutions among our customers; and

•	effectively managing expenses related to any future growth.

If we fail to manage our growth effectively, our business, results of operations and financial condition could suffer.

Our future success depends in large part on the growth of the market for big data applications, and an increase in the desire to ingest, store and process big data, and we cannot be sure that the market for big data applications will grow as expected or, even if such growth occurs, that our business will grow at similar rates, or at all.

Our ability to increase the adoption of the Hortonworks Data Platform and the Hortonworks DataFlow Platform, increase sales of support subscription offerings and professional services, and grow our business depends on the increased adoption of big data applications by enterprises. While we believe that big data applications can offer a compelling value proposition to many enterprises, the broad adoption of big data applications also presents challenges to enterprises, including developing the internal expertise and infrastructure to manage big data applications effectively, coordinating multiple data sources, defining a big data strategy that delivers an appropriate return on investment and implementing an information technology infrastructure and architecture that enables the efficient deployment of big data solutions. Accordingly, our expectations regarding the potential for future growth in the market for big data applications, and the third-party growth estimates for this market contained or incorporated by reference in this prospectus, are subject to significant uncertainty. If the market for big data applications does not grow as expected, our business prospects may be adversely affected. Even if the market for big data applications increases, we cannot be sure that our business will grow at a similar rate, or at all.

Because of the characteristics of open source software, there are few technological barriers to entry into the open source market by new competitors and it may be relatively easy for competitors, some of which may have greater resources than we have, to enter our markets and compete with us.

One of the characteristics of open source software is that anyone may modify and redistribute the existing open source software and use it to compete in the marketplace. Such competition can develop without the degree of overhead and lead time required by traditional proprietary software companies. It is possible for competitors with greater resources than ours to develop their own open source software, including software based on one or more components of Hadoop, NiFi, the Hortonworks Data Platform or the Hortonworks DataFlow Platform, potentially reducing the demand for our solutions and putting price pressure on our support subscription offerings and our professional services. We cannot guarantee that we will be able to compete successfully against current and future competitors or that competitive pressure or the availability of new open source software will not result in price reductions, reduced operating margins and loss of market share, any one of which could harm our business, financial condition, results of operations and cash flows.

Our software development and licensing model could be negatively impacted if the Apache License, Version 2.0 is not enforceable or is modified so as to become incompatible with other open source licenses.

The Hortonworks Data Platform and the Hortonworks DataFlow Platform have been provided under the Apache License 2.0. This license states that any work of authorship licensed under it, and any derivative work thereof, may be reproduced and distributed provided that certain conditions are met. It is possible that a court would hold this license to be unenforceable or that someone could assert a claim for proprietary rights in a program developed and distributed under it. Any ruling by a court that this license is not enforceable, or that open source components of the Hortonworks Data Platform or the Hortonworks DataFlow Platform may not be reproduced or distributed, may negatively impact our distribution or development of all or a portion of the Hortonworks Data Platform and the Hortonworks DataFlow Platform. In addition, at some time in the future it is possible that Apache Hadoop or Apache NiFi may be distributed under a different license or the Apache License 2.0 may be modified, which could, among other consequences, negatively impact our continuing development or distribution of the software code subject to the new or modified license. Further, full utilization of the Hortonworks Data Platform and the Hortonworks DataFlow Platform may depend on applications and services from various third parties, and in the future these applications or services may not be available to our customers on commercially reasonable terms, or at all, which could harm our business.

We do not currently have vendor-specific objective evidence of fair value for support subscription offerings, and we may offer certain contractual provisions to our customers that result in delayed recognition of revenue under GAAP, which could cause our results of operations to fluctuate significantly from period-to-period in ways that do not correlate with our underlying business performance.

In the course of our selling efforts, we typically enter into sales arrangements pursuant to which we provide support subscription offerings and professional services. We refer to each individual product or service as an “element” of the overall sales arrangement. These arrangements typically require us to deliver particular elements in a future period. We apply software revenue recognition rules under U.S. generally accepted accounting principles, or GAAP. In certain cases, when we enter into more than one contract with a single customer, the group of contracts may be so closely related that they are viewed under GAAP as one multiple-element arrangement for purposes of determining the appropriate amount and timing of revenue recognition. As we discuss further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Revenue Recognition” in our Annual Report on Form 10-K for the year ended December 31, 2014, because we do not have VSOE for our support subscription offerings, and because we may offer certain contractual provisions to our customers, such as delivery of support subscription offerings and professional services, or specified functionality, or because multiple contracts signed in different periods may be viewed as giving rise to multiple elements of a single arrangement, we may be required under GAAP to defer revenue to future periods. Typically, for arrangements providing for support subscription offerings and professional services, we have recognized as revenue the entire arrangement fee ratably over the support subscription period, although the appropriate timing of revenue recognition must be evaluated on an arrangement-by-arrangement basis and may differ from arrangement to arrangement. If we are unexpectedly required to defer revenue to future periods for a significant portion of our sales, our revenue for a particular period could fall below our expectations or those of securities analysts and investors, resulting in a decline in our stock price.

Because we recognize revenue from subscriptions for our services over the term of the subscription, downturns or upturns in sales may not be immediately reflected in our results of operations.

We generally recognize subscription revenue from support subscription customers ratably over the term of their subscription agreements, which are generally 12 months, with some support subscription customers having subscription agreements with longer terms. As a result, much of the revenue we report in each quarter is deferred revenue from subscription agreements entered into during previous quarters. Consequently, a decline in the value of new support subscription agreements entered in any one quarter will not necessarily be fully reflected in the revenue we record in that quarter and will harm our revenue in future quarters. In addition, we may be unable to adjust our cost structure to reflect this reduced revenue. Accordingly, the effect of significant downturns in sales and market acceptance of our services may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new support subscription customers must be recognized over the applicable subscription term.

Any failure to offer high-quality support subscription offerings may harm our relationships with our support subscription customers and results of operations.

Once the Hortonworks Data Platform and the Hortonworks DataFlow Platform are deployed, our support subscription customers depend on our software support organization to resolve technical issues relating to the deployment. We may be unable to respond quickly enough to accommodate short-term increases in support subscription customer demand for support subscription offerings. We also may be unable to modify the format of our support subscription offerings to compete with changes in offerings provided by our competitors. Increased support subscription customer demand for our support subscription offerings, without corresponding revenue, could increase costs and harm our results of operations. In addition, our sales process is highly dependent on our business reputation and on positive recommendations from our existing support subscription customers. Any failure to maintain high-quality support subscription offerings, or a market perception that we do not maintain high-quality support subscription offerings, could harm our reputation, our ability to sell our support subscription offerings to existing and prospective support subscription customers and our results of operations.

If we fail to comply with our customer contracts, our business could be harmed.

Any failure by us to comply with the specific provisions in our customer contracts could result in the imposition of various penalties, which may include termination of contracts, forfeiture of profits and suspension of payments. Further, any negative publicity related to our customer contracts or any proceedings surrounding them, regardless of its accuracy, may damage our business and affect our ability to compete for new contracts. If our customer contracts are terminated, or if our ability to compete for new contracts is adversely affected, our business, financial condition, results of operations and cash flows could be harmed.

The Hortonworks Data Platform or the Hortonworks DataFlow Platform may contain defects that may be costly to correct, delay market acceptance of our solutions and expose us to claims and litigation.

Despite our testing procedures, errors, including security vulnerabilities or incompatibilities with third-party software and hardware, have been and may continue to be found in the Hortonworks Data Platform or the Hortonworks DataFlow Platform after deployment. This risk is increased by the fact that much of the code in the Hortonworks Data Platform and the Hortonworks DataFlow Platform are developed by independent parties over whom we may not exercise supervision or control. If errors are discovered, we may have to make significant expenditures of capital and devote significant technical resources to analyze, correct, eliminate or manage them, and we may not be able to successfully do so in a timely manner, or at all. Errors and failures in the Hortonworks Data Platform or the Hortonworks DataFlow Platform could result in a loss of, or delay in, market acceptance of our enterprise technologies, loss of existing or potential customers and delayed or lost revenue and could damage our reputation and our ability to convince enterprise users of the benefits of the Hortonworks Data Platform, the Hortonworks DataFlow Platform and our other offerings.

In addition, errors in the Hortonworks Data Platform or the Hortonworks DataFlow Platform could cause system failures, loss of data or other adverse effects for our customers who may assert warranty and other claims for substantial damages against us. Although our agreements with our customers often contain provisions that seek to limit our exposure to such claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions. While we seek to insure against these types of claims, our insurance policies may not adequately limit our exposure to such claims. These claims, even if unsuccessful, could be costly and time consuming to defend and could harm our business, financial condition, results of operations and cash flows.

Incorrect or improper implementation or use of the Hortonworks Data Platform or the Hortonworks DataFlow Platform could result in customer dissatisfaction and harm our business, results of operations, financial condition and growth prospects.

The Hortonworks Data Platform and the Hortonworks DataFlow Platform are deployed in a wide variety of technology environments, including in large-scale, complex technology environments, and we believe our future success will depend at least in part on our ability to support such deployments. Hadoop and NiFi are technically very complicated, and it is not easy to maximize the value of our offerings without proper implementation and training. We often must assist our customers in achieving successful implementations for large, complex deployments. If our customers are unable to implement the Hortonworks Data Platform or the Hortonworks DataFlow Platform successfully, or in a timely manner, customer perceptions of our company and our offerings may be impaired, our reputation and brand may suffer, and customers may choose not to renew their subscriptions or increase their purchases of our support subscription offerings or professional services.

Our customers and partners may need training in the proper use of and the variety of benefits that can be derived from the Hortonworks Data Platform or the Hortonworks DataFlow Platform to maximize their potential. The Hortonworks Data Platform or the Hortonworks DataFlow Platform may perform inadequately if they are not implemented or used correctly or as intended. The incorrect or improper implementation or use of our product offerings, our failure to train customers on how to efficiently and effectively use the Hortonworks Data Platform or the Hortonworks DataFlow Platform, or our failure to provide effective support subscription offerings or professional services to our customers, may result in negative publicity or legal claims against us. Also, as we continue to expand our customer base, any failure by us to properly provide these services will likely result in lost opportunities for follow-on sales of our support subscription offerings and professional services.

Interruptions or performance problems associated with our technology and infrastructure may harm our business and results of operations.

Our website and internal technology infrastructure may experience performance issues due to a variety of factors, including infrastructure changes, human or software errors, website or third-party hosting disruptions or capacity constraints due to a number of potential causes, including technical failures, natural disasters or fraud or security attacks. If our security is compromised, our website is unavailable or our users are unable to download our tools or order support subscription offerings or professional services within a reasonable amount of time or at all, our business could be harmed. We expect to continue to make significant investments to maintain and improve website performance and to enable rapid releases of new features and applications for the Hortonworks Data Platform and the Hortonworks DataFlow Platform. To the extent that we do not effectively upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and results of operations may be harmed.

In addition, we rely on SaaS technologies from third parties in order to operate critical functions of our business, including financial management services from NetSuite Inc., customer relationship management services from salesforce.com, inc. and lead generation management services from Marketo, Inc. If these services become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices, our expenses could increase, our ability to manage our finances could be interrupted, our processes for managing sales of our support subscription offerings and professional services and supporting our customers could be impaired, and our ability to generate and manage sales leads could be weakened until equivalent services, if available, are identified, obtained and implemented, all of which could harm our business and results of operations.

We depend on our executive officers and other key employees, and the loss of one or more of these employees or an inability to attract and retain highly skilled employees could harm our business.

Our success depends largely upon the continued services of our executive officers and other key employees, including many Hadoop committers. We rely on our leadership team in the areas of research and development, operations, security, marketing, sales, support and general and administrative functions, and on individual contributors in our research and development. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. The loss of one or more of our key employees or executive officers could harm our business.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. Competition for such personnel in the San Francisco Bay Area, where our headquarters is located, and in other locations where we maintain offices, is intense, especially for engineers experienced in designing and developing software and Apache Hadoop applications and experienced sales professionals. The Apache Hadoop Project relies on Hadoop committers for the project’s technical management. While we currently employ a large number of Hadoop core committers and innovators, one becomes a committer by invitation only. As a result, the market to hire such individuals is very competitive. If our employees who are Hadoop core committers terminate their employment with us, we could lose our ability to innovate the core open source technology, define the roadmap for the future of Hadoop, distribute predictable and reliable enterprise quality releases, and provide comprehensive support to our customers. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, it may harm our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed.

If we do not effectively expand and train our sales force, we may be unable to add new customers or increase sales to our existing customers and our business will be harmed.

We continue to be substantially dependent on our sales force to obtain new customers and to drive additional use cases among our existing customers. We believe that there is significant competition for sales personnel, including enterprise sales representatives and sales engineers, with the skills and technical knowledge that we require. In particular, there is significant demand for sales engineers with Hadoop expertise. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and may take significant time before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, as we continue to grow rapidly, a large percentage of our sales force will have relatively little experience working with us, our support subscription offerings and our business model. If we are unable to hire and train sufficient numbers of effective sales personnel, or our sales personnel are not successful in obtaining new customers or increasing sales to our existing customer base, our business will be harmed.

If we are not successful in expanding our international business, we may incur additional losses and our revenue growth could be harmed.

Our future results depend, in part, on our ability to expand into international markets. We also have a number of distributor and reseller relationships for our support subscription offerings and professional services in international markets. Our ability to expand internationally will depend upon our ability to deliver functionality and foreign language translations that reflect the needs of the international clients that we target. Our ability to expand internationally involves various risks, including the need to invest significant resources in such expansion, and the possibility that returns on such investments will not be achieved in the near future or at all in these less familiar competitive environments. We may also choose to conduct our international business through strategic alliances. If we are unable to identify strategic alliance partners or negotiate favorable alliance terms, our international growth may be harmed. In addition, we have incurred and may continue to incur significant expenses in advance of generating material revenue as we attempt to establish our presence in particular international markets.

Expanding our business internationally will also require significant attention from our management and will require us to add additional management and other resources in these markets. Our ability to expand our business, attract talented employees and enter into strategic alliances in an increasing number of international markets requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems, commercial infrastructures and technology infrastructure. If we are unable to grow our international operations in a timely manner, we may incur additional losses and our revenue growth could be harmed.

As we expand internationally, our business will become more susceptible to risks associated with international operations.

We principally sell our offerings through sales personnel in the United States, Australia, Brazil, Canada, France, Germany, India, Ireland, Japan, Korea, the Netherlands, Sweden and the United Kingdom and currently have operations in the United States, Hungary, India, Ireland and the United Kingdom. We also have development teams in Budapest, Hungary, Bangalore, India and Kiev, Ukraine and a number of distributor and reseller relationships for our support subscription offerings and our professional services in other international markets. Conducting international operations subjects us to risks that we have not generally faced in the United States. These risks include:

•	fluctuations in currency exchange rates;

•	unexpected changes in foreign regulatory requirements;

•	potentially different pricing environments and longer sales cycles;

•	difficulties in managing the staffing of international operations;

•	potentially adverse tax consequences, including the complexities of foreign value-added tax systems, restrictions on the repatriation of earnings and changes in tax rates;

•	dependence on strategic alliance partners to increase client acquisition;

•	the burdens of complying with a wide variety of foreign laws and different legal standards;

•	increased financial accounting and reporting burdens and complexities;

•	political, social and economic instability abroad, particularly with our development team in Ukraine;

•	laws and business practices favoring local competitors;

•	terrorist attacks and security concerns in general; and

•	reduced or varied protection for intellectual property rights in some countries.

The occurrence of any one of these risks could harm our international business and, consequently, our results of operations. Additionally, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to operate in other countries will produce desired levels of revenue or profitability.

We have made strategic acquisitions in the past and intend to do so in the future. If we are unable to find suitable acquisitions or partners, or to achieve expected benefits from such acquisitions or partnerships, our business, financial condition, results of operations and prospects could be harmed.

As part of our ongoing business strategy to expand our suite of solutions and acquire new technology, from time to time we engage in discussions with third parties regarding, and enter into agreements relating to, possible acquisitions, strategic alliances and joint ventures. For example, in May 2014, we acquired new technology, know-how and solutions through our acquisition of XA Secure, a data security company, in April 2015, we acquired SequenceIQ, kft, an open source provider of rapid deployment tools for Hadoop, located in Budapest, Hungary, and in August 2015, we acquired Onyara Inc., a key contributor to Apache NiFi. There may be significant competition for acquisition targets in our industry, or we may not be able to identify suitable acquisition candidates, negotiate attractive terms for acquisitions or complete acquisitions on expected timelines, or at all. If we are unable to complete strategic acquisitions or do not realize the expected benefits of the acquisitions we do complete, our business, financial condition, results of operations and prospects could be harmed.

Even if we are able to complete acquisitions or enter into alliances and joint ventures that we believe will be successful, such transactions are inherently risky. Significant risks associated with these transactions, include:

•	failing to achieve anticipated synergies, including with respect to complementary software or services;

•	losing key employees of the acquired businesses;

•	integration and restructuring costs, both one-time and ongoing;

•	maintaining sufficient controls, policies and procedures, including around integration and accounting for acquisition-related expenses;

•	diversion of management’s attention from ongoing business operations;

•	establishing new informational, operational and financial systems to meet the needs of our business;

•	our inability to maintain the key business relationships and the reputations of the businesses we acquire;

•	uncertainty of entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;

•	our dependence on unfamiliar affiliates and partners of the companies we acquire;

•	insufficient revenue to offset our increased expenses associated with acquisitions;

•	potentially incurring accounting charges as we transition an acquired company to our open-source business model;

•	our responsibility for the liabilities of the businesses we acquire; and

•	unanticipated and unknown liabilities.

If we are not successful in completing acquisitions in the future or do not realize the expected benefits of the acquisitions we do complete, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions, some of which may ultimately not be consummated or not result in expected benefits. The occurrence of any of these acquisition-related risks could harm our business, financial condition, results of operations and prospects.

Our continued success depends on our ability to maintain and enhance strong brands.

We believe that the brand identities that we have developed have contributed significantly to the success of our business. We also believe that maintaining and enhancing our brands is important to expanding our customer base and attracting talented employees. In order to maintain and enhance our brands, we may be required to make further investments that may not be successful. Maintaining our brands will depend in part on our ability to remain a leader in open source technology and our ability to continue to provide high-quality offerings. If we fail to promote and maintain our brands, or if we incur excessive costs in doing so, our business, financial condition, results of operations and cash flows may be harmed.

Our efforts to protect our intellectual property rights may not be adequate to prevent third parties from misappropriating our intellectual property rights in our know-how, software and trademarks.

We have developed proprietary methodologies, know-how and software related to software development, testing and quality assurance. Failure to adequately protect and defend our intellectual property rights in these areas may diminish the value of the Hortonworks Data Platform and the Hortonworks DataFlow Platform or our other technologies, impair our ability to compete effectively and harm our business.

In addition, the protective steps we have taken in the past may be inadequate to protect and deter misappropriation of our trademark rights. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our trademark rights in a timely manner. We have registered trademarks in Australia, the United States, Canada and the European Community and have trademark applications pending in various other international jurisdictions. Effective trademark protection may not be available in every country in which we offer or intend to distribute our solutions. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon, or diminish the value of our trademarks and other proprietary rights. Failure to adequately protect our trademark rights could damage or even destroy one or more of our brands and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources.

We may be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies can dedicate substantially greater resources to enforce their intellectual property rights, and to defend claims that may be brought against them, than we can. We have received, and we and the Apache Hadoop Project and the Apache NiFi Project may in the future receive, notices that claim we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent Hadoop or NiFi gains greater market visibility, we the Apache Hadoop Project and the Apache NiFi Project, as applicable, face a higher risk of being the subject of intellectual property infringement claims.

Any intellectual property infringement claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. Any of these results would harm our business, results of operations, financial condition and cash flows.

Federal, state, foreign government and industry regulations, as well as self-regulation related to privacy and data security concerns pose the threat of lawsuits and other liability.

We collect and utilize demographic and other information, including personally identifiable information, from and about users (such as customers, potential customers and others). Such information may be collected when users visit our website or elect to use our support tools, or when users provide personal information to us in many contexts such as when signing up for certain services, registering for seminars, participating in a survey, connecting with other users and Hadoop and NiFi experts in our forums, participating in Hortonworks University classes, participating in polls or signing up to receive e-mail newsletters.

Within the United States, various federal and state laws and regulations govern the collection, use, retention, sharing and security of the data we receive from and about users. Outside of the United States, various jurisdictions actively regulate and enforce laws regarding the collection, retention, transfer and use (including loss and unauthorized access) of data and personal information. Privacy advocates and government bodies have increasingly scrutinized the ways in which companies link personal identities and data associated with particular users or devices with data collected through the internet, and we expect such scrutiny to continue to increase. Loss, retention or misuse of certain information and alleged violations of laws and regulations relating to privacy and data security, and any relevant claims, may expose us to potential liability and may require us to expend significant resources on data security and in responding to and defending such allegations and claims.

Security and privacy breaches may hurt our business.

Any security breach, unauthorized access, unauthorized usage, virus or similar breach or disruption could result in the loss of confidential information, damage to our reputation, early termination of our contracts, litigation, regulatory investigations or other liabilities. If our, our customers’ or our partners’ security measures are breached as a result of third-party action, employee error, malfeasance or otherwise and, as a result, someone obtains unauthorized access to data, our reputation will be damaged, our business may suffer and we could incur significant liability.

Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived security breach occurs, the market perception of our security measures could be harmed and we could lose sales and customers. Any significant violations of data privacy could result in the loss of business, litigation and regulatory investigations and penalties that could damage our reputation and adversely impact our results of operations and financial condition. Moreover, if a high-profile security breach occurs with respect to another Hadoop or NiFi provider, our customers and potential customers may lose trust in the security of Hadoop- or NiFi-based solutions generally, which could adversely impact our ability to retain existing customers or attract new ones.

Prolonged economic uncertainties or downturns could harm our business.

Current or future economic downturns could harm our business and results of operations. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from financial and credit market fluctuations and terrorist attacks in the United States, Europe or elsewhere, could cause a decrease in corporate spending on enterprise software in general and slow down the rate of growth of our business.

General worldwide economic conditions have experienced, and in the future may experience, a significant downturn. These conditions make it extremely difficult for our customers and us to forecast and plan future business activities accurately, and they could cause our customers to reevaluate their decision to purchase our offerings, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times our customers may face issues in gaining timely access to sufficient credit, which could impair their ability to make timely payments to us. If that were to occur, we may be required to increase our allowance for doubtful accounts, which would harm our results of operations.

We have a significant number of customers in the business services, advertising, financial services, healthcare and pharmaceuticals, high technology, manufacturing, media and entertainment, oil and gas, online services, retail and telecommunications industries. A substantial downturn in any of these industries may cause firms to react to worsening conditions by reducing their capital expenditures in general or by specifically reducing their spending on information technology. Customers in these industries may delay or cancel information technology projects or seek to lower their costs by renegotiating vendor contracts. To the extent purchases of our offerings are perceived by customers and potential customers to be discretionary, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Also, support subscription customers may choose to develop or utilize in-house support capabilities as an alternative to purchasing our support subscription offerings or professional services. Moreover, competitors may respond to market conditions by lowering prices of support subscription offerings. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our support subscription offerings or professional services.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or industries in which we operate worsen from present levels, our business, results of operations, financial condition and cash flows could be harmed.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features or otherwise enhance the Hortonworks Data Platform, the Hortonworks DataFlow Platform or our other technologies improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms that are favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms that are satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings.

Under GAAP, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or amortizable intangible assets may not be recoverable include a decline in stock price and market capitalization, reduced future cash flow estimates and slower growth rates in our industry. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined, which could harm our results of operations.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

As of December 31, 2014, we had federal and state net operating loss carryforwards, or NOLs, of $124.0 million and $142.5 million, respectively, due to prior period losses. In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes, including in connection with our initial public offering, concurrent private placement or this offering, and if we undergo an ownership change in the future, our ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that, due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs, whether or not we attain profitability.

We have business and customer relationships with certain entities who are stockholders or affiliated with our directors, or both, and conflicts of interest may arise because of such relationships.

Some of our customers and other business partners are affiliated with certain of our directors or hold shares of our capital stock, or both. For example, we have entered into strategic relationships and/or customer relationships with Yahoo!, Red Hat, Teradata and Hewlett Packard Enterprise. Our directors Jay Rossiter, Paul Cormier and Martin Fink are employees of Yahoo!, Red Hat and Hewlett Packard Enterprise, respectively, and each of Yahoo!, Hewlett Packard Enterprise and Teradata are stockholders. We believe that the transactions and agreements that we have entered into with related parties are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and these other parties or their affiliates. In addition, conflicts of interest may arise between us and these other parties and their affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, including with competitors of such related parties, which could harm our business and results of operations.

Catastrophic events may disrupt our business.

Our corporate headquarters are located in Santa Clara, California and we utilize data centers that are located in North America. Additionally, we rely on our network and third-party infrastructure and enterprise applications, internal technology systems and our website for our development, marketing, operational support, hosted services and sales activities. The west coast of the United States contains active earthquake zones. In the event of a major earthquake, hurricane, or catastrophic event such as fire, power loss, telecommunications failure, cyber-attack, war, or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our application development, extended interruptions in the Hortonworks Data Platform and the Hortonworks DataFlow Platform, breaches of data security and loss of critical data, all of which could harm our future results of operations.

Risks Related to Ownership of Our Common Stock and this Offering

Our stock price has been, and may continue to be, volatile or may decline regardless of our operating performance resulting in substantial losses for investors purchasing shares in this offering.

The trading price of our common stock has been, and may continue to be, volatile and could fluctuate widely regardless of our operating performance. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our results of operations;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates and publication of other news by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	ratings changes by any securities analysts who follow our company;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	price and volume fluctuations in the overall stock market from time to time, including as a result of trends in the economy as a whole;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•	developments or disputes concerning our intellectual property or our offerings, or third-party proprietary rights;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws, or regulations applicable to our business;

•	any major change in our board of directors or management;

•	sales of shares of our common stock by us or our stockholders;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from operating our business, and harm our business, results of operations, financial condition and cash flows.

Our directors, officers and principal stockholders beneficially own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

As of November 30, 2015, our directors, officers, five percent or greater stockholders, and their respective affiliates beneficially owned in the aggregate approximately 53.3% of our outstanding voting stock and, upon the completion of this offering, that same group will beneficially own in the aggregate approximately 45.3% of our outstanding voting stock (assuming no exercise of the underwriters’ option to purchase additional shares). These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders will be able to control elections of directors, amendments of our organizational documents, and approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws include provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights and preferences determined by our board of directors that may be senior to our common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the Chair of our board of directors, or our Chief Executive Officer;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that our directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•	require the approval of our board of directors or the holders of at least seventy-five percent (75%) of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any delay or prevention of a change of control transaction or changes in our management could cause the market price of our common stock to decline.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the federal securities laws, and we are taking advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. For as long as we continue to be an emerging growth company, we intend to take advantage of certain of these exemptions. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. However, we chose to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year following the five-year anniversary of the completion of our initial public offering; (ii) the end of the fiscal year in which we have more than $1.0 billion in annual revenue; (iii) the end of the fiscal year in which we qualify as a “large accelerated filer”, with at least $700 million of equity securities held by non-affiliates as of the end of the second quarter of such fiscal year; and (iv) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities.

The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the exchanges and other markets upon which our common stock is listed, and other applicable securities rules and regulations.

Compliance with these rules and regulations will continue to increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. We are required to disclose changes made in our internal control and procedures on a quarterly basis and we are required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the fiscal year ending December 31, 2015. However, our independent registered public accounting firm will not be required to formally audit and attest to the effectiveness of our internal control over financial reporting pursuant to

Section 404 until the date we are no longer an “emerging growth company.” As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business and results of operations. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses. As we continue to grow rapidly, both organically and through strategic acquisitions, we expect to enhance our disclosure controls and procedures and internal control over financial reporting, however, we cannot guarantee the adequacy of these enhancements, including integration and accounting for acquisition-related expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Being a public company and these new rules and regulations will continue to make it more expensive for us to obtain director and officer liability insurance, and in the future we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in our filings with the SEC, our business and financial condition has become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and results of operations.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds of this offering are being used appropriately. The net proceeds of this offering may be used for corporate purposes that do not increase the value of our business, which could cause our stock price to decline.

We do not intend to pay dividends on our common stock so any returns will be limited to changes in the value of our common stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business, and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our stock price, which may never occur.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts cover us, or if industry analysts cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

Additional sales of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. Upon completion of this offering, we will have 54,582,167 shares of common stock outstanding. All shares sold in this offering will be freely tradeable immediately after this offering (except for shares held by affiliates). 3,816,007 shares of our common stock outstanding after this offering, based on shares outstanding as of November 30, 2015, will be restricted as a result of lock-up agreements that restrict transfers for 75 days after the date of this offering subject to certain exceptions (including sales pursuant to existing sales plans adopted pursuant to Rule 10b5-1 under the Exchange Act). In addition, as of September 30, 2015, there were outstanding options and warrants to purchase 15,790,849 shares of our common stock that, if exercised, will result in these additional shares becoming available for sale upon expiration of the lock-up agreements. Sales by these stockholders or option holders of a substantial number of shares after this offering could significantly reduce the market price of our common stock. Moreover, after this offering, some holders of shares of our common stock have rights, subject to some conditions, to require us to file registration statements covering the shares they currently hold, or to include these shares in registration statements that we might file for ourselves or other stockholders.

Additionally, the shares of common stock subject to outstanding options and restricted stock unit awards under our equity incentive plans and the shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations.

Certain holders of our common stock have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share after giving effect to this offering of $7.15 per share as of September 30, 2015, based on an assumed public offering price of $9.70 per share, which is the last reported sale price of our common stock on the NASDAQ Global Select Market on January 29, 2016, because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon exercise of any warrant, upon exercise of options to purchase common stock under our equity incentive plans, if we issue restricted stock to our employees under our equity incentive plans or if we otherwise issue additional shares of our common stock. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

Our charter documents designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or other employees.

Our amended and restated certificate of incorporation and bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the provisions of our amended and restated certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could harm our business, financial condition, or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference may contain forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our future financial performance, including our revenue, cost of revenue, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to achieve and maintain profitability;

•	the sufficiency of our cash and cash equivalents to meet our liquidity needs;

•	our ability to increase the number of support subscription customers;

•	our ability to renew and extend existing customer deployments;

•	our ability to optimize the pricing for our support subscription offerings;

•	the growth in the usage of the Hadoop framework and NiFi;

•	our ability to innovate and develop the various open source projects that will enhance the capabilities of our enterprise-scale Connected Data Platforms (HDP and HDF);

•	our ability to provide superior support subscription offerings and professional services;

•	our ability to successfully expand in our existing markets and into new domestic and international markets;

•	our ability to effectively manage our growth and future expenses;

•	our ability to maintain, protect and enhance our intellectual property;

•	worldwide economic conditions and their impact on consumer spending;

•	our ability to comply with modified or new laws and regulations applying to our business, including copyright and privacy regulation; and

•	the attraction and retention of qualified employees and key personnel.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus and the documents incorporated herein by reference.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus and the documents incorporated herein by reference primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in “Risk Factors” and elsewhere in this prospectus or the documents incorporated herein by reference. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus or the documents incorporated herein by reference. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus and the documents incorporated herein by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus or the documents incorporated herein by reference to reflect events or circumstances after the date on which such statements were made or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

INDUSTRY AND MARKET DATA

This prospectus and the documents incorporated herein by reference also contain statistical data, estimates and forecasts that are based on independent industry publications, such as those published by Allied Market Research, Forrester Research, Inc. or other publicly available information, as well as other information based on our internal sources. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, third-party estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” and elsewhere in this prospectus or the documents incorporated herein by reference. These and other factors could cause results to differ materially from those estimates made by third parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of our common stock that we are selling in this offering will be approximately $76.9 million, based upon an assumed public offering price of $9.70 per share, which is the last reported sale price of our common stock on the NASDAQ Global Select Market on January 29, 2016, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of our common stock from us is exercised in full, we estimate that our net proceeds would be approximately $88.7 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the assumed public offering price of $9.70 per share, which is the last reported sale price of our common stock on the NASDAQ Global Select Market on January 29, 2016, would increase or decrease, as applicable, the net proceeds that we receive from the sale of shares of our common stock in this offering by approximately $8.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of one million shares in the number of shares of our common stock offered by us would increase or decrease, as applicable, the net proceeds that we receive from the sale of shares of our common stock in this offering by approximately $9.3 million, assuming the public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The principal purposes of this offering are to raise additional capital to increase our financial flexibility. We intend to use the net proceeds that we receive from this offering for working capital or other general corporate purposes, including funding our growth strategies discussed in this prospectus. These uses include the expansion of our sales organization, both directly and indirectly through our reseller and OEM partners, international expansion in North America, Western Europe and other geographies, further development and enhancement of our enterprise-scale Connected Data Platforms (HDP and HDF) and integration with the Hadoop ecosystem and general and administrative matters, although we do not currently have any specific or preliminary plans with respect to the use of proceeds for such purposes.

We may also use a portion of the net proceeds that we receive to acquire or invest in complementary businesses, products, services, technologies or other assets. We have not entered into any agreements or commitments with respect to any acquisitions or investments involving the use of the net proceeds of this offering at this time.

We cannot specify with certainty the particular uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in using these proceeds. Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

MARKET PRICE OF COMMON STOCK

Our common stock has been listed on the NASDAQ Global Select Market under the symbol “HDP” since December 12, 2014, the date of our initial public offering, or IPO. Prior to that date, there was no public trading market for our common stock. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NASDAQ Global Select Market:

	High	Low
2014
Fourth Quarter (from December 12, 2014)	$28.92	$21.38
2015
First Quarter	$29.83	$19.60
Second Quarter	$28.20	$19.50
Third Quarter	$28.91	$20.91
Fourth Quarter	$22.82	$15.75
2016
First Quarter (through January 29, 2016)	$21.62	$9.31

On January 29, 2016, the last reported sale price of our common stock on the NASDAQ Global Select Market was $9.70 per share. As of September 30, 2015, we had 75 stockholders of record of our common stock. The actual number of stockholders is greater than this number of stockholders of record, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers, trusts, and other nominees.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and short-term investments and long-term investments, as well as our capitalization, as of September 30, 2015 as follows:

•	on an actual basis; and

•	on an as adjusted basis, giving effect to the issuance by us of 8,425,000 shares of our common stock in this offering, based on an assumed public offering price of $9.70 per share, which is the last reported sale price of our common stock on the NASDAQ Global Select Market on January 29, 2016, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other final terms of this offering. You should read this table together with our consolidated financial statements and related notes, and “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Quarterly Report on Form 10-Q for the three months ended September 30, 2015 incorporated herein by reference.

	As of September 30, 2015
	Actual	As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents and short-term investments	$113,754	$190,699

Long-term investments	$2,567	$2,567

Stockholders’ deficit:
Preferred stock, par value $0.0001 per share: 25,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	$—	$—
Common stock, par value $0.0001 per share, actual and as adjusted: 500,000,000 shares authorized, 46,157,167 shares issued and outstanding, actual; 500,000,000 shares authorized, 54,582,167 shares issued and outstanding, as adjusted	5	5
Additional paid-in capital	499,883	576,828
Accumulated other comprehensive loss	(366)	(366)
Accumulated deficit	(398,634)	(398,634)

Total stockholders’ equity	100,888	177,833

Total capitalization	$100,888	$177,833

If the underwriters’ option to purchase additional shares of our common stock from us were exercised in full, as adjusted cash and cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity and shares issued and outstanding as of September 30, 2015 would be $202.4 million, $588.5 million, $189.5 million and 55,845,917 shares, respectively.

Each $1.00 increase or decrease in the assumed public offering price of $9.70 per share, which is the last reported sale price of our common stock on the NASDAQ Global Select Market on January 29, 2016, would increase or decrease, as applicable, our cash and cash equivalents and short-term investments, additional paid-in capital and total stockholders’ equity by approximately $8.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase or decrease of one million shares in the number of shares of our common stock offered by us would increase or decrease, as applicable, our cash and cash equivalents and short-term investments, additional paid-in capital and total stockholders’ equity by approximately $9.3 million, assuming that the public offering price of $9.70 per share, which is the last reported sale price of our common stock on the NASDAQ Global Select Market on January 29, 2016, remains the same and after deducting estimated underwriting discounts and commissions.

The as adjusted column in the table above excludes the following:

•	12,064,481 shares of our common stock issuable upon the exercise of options to purchase common stock that were outstanding as of September 30, 2015, with a weighted average exercise price of $9.65 per share (which excludes 467,123 restricted shares issued under the 2011 Stock Option and Grant Plan and the 2014 Stock Option and Incentive Plan that are included in the number of shares of our common stock that will be outstanding after the completion of this offering);

•	3,502,744 shares of our common stock subject to restricted stock units outstanding as of September 30, 2015;

•	2,388,306 shares of our common stock subject to restricted stock units granted after September 30, 2015;

•	4,412,425 shares of our common stock reserved for future issuance under our 2014 Stock Option and Incentive Plan as of September 30, 2015;

•	2,707,648 shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan as of September 30, 2015;

•	3,250,000 shares of our common stock, issuable upon the exercise of a warrant to purchase shares of our common stock outstanding as of September 30, 2015, with an exercise price of $0.005 per share;

•	476,368 shares of our common stock, issuable upon the exercise of a warrant to purchase shares of our common stock outstanding as of September 30, 2015, with an exercise price of $8.46 per share;

•	any shares of our common stock that become available subsequent to this offering under our 2014 Stock Option and Incentive Plan and 2014 Employee Stock Purchase Plan pursuant to provisions thereof that automatically increase the share reserves under such plans each year, as more fully described in our definitive proxy statement on Schedule 14A filed with the SEC on April 22, 2015 under “Executive Compensation—Equity Compensation Plan Information.”

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after completion of this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible book value as of September 30, 2015 was $62.3 million, or $1.35 per share.

After giving effect to the sale by us of 8,425,000 shares of our common stock in this offering at an assumed public offering price of $9.70 per share, which is the last reported sale price of our common stock on the NASDAQ Global Select Market on January 29, 2016, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2015 would have been $139.2 million, or $2.55 per share. This represents an immediate increase in net tangible book value of $1.20 per share to our existing stockholders and an immediate dilution in net tangible book value of $7.15 per share to investors purchasing shares of our common stock in this offering at the assumed public offering price. The following table illustrates this dilution:

Assumed public offering price per share		$9.70
Net tangible book value per share as of September 30, 2015	$1.35
Increase in net tangible book value per share attributable to new investors in this offering	1.20

As adjusted net tangible book value per share immediately after this offering		2.55

Dilution in net tangible book value per share to new investors in this offering		$7.15

Each $1.00 increase or decrease in the assumed public offering price of $9.70 per share, which is the last reported sale price of our common stock on the NASDAQ Global Select Market on January 29, 2016, would increase or decrease, as applicable, our as adjusted net tangible book value per share to new investors by $0.15, and would increase or decrease, as applicable, dilution per share to new investors in this offering by $0.85, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. Similarly, each increase or decrease of one million shares in the number of shares of our common stock offered by us would increase or decrease, as applicable, our as adjusted net tangible book value per share to new investors by $0.12, and would increase or decrease, as applicable, dilution per share to new investors in this offering by $0.12, assuming that the public offering price of $9.70 per share, which is the last reported sale price of our common stock on the NASDAQ Global Select Market on January 29, 2016, remains the same and after deducting estimated underwriting discounts and commissions.

In addition, to the extent any outstanding options to purchase our common stock are exercised, new options are issued under our share-based compensation plans or we issue additional shares of our common stock in the future, investors participating in this offering would experience further dilution. If the underwriters exercise their option to purchase additional shares of our common stock from us in full, the as adjusted net tangible book value per share of our common stock immediately after this offering would be $2.70 per share, and the dilution in net tangible book value per share to new investors in this offering would be $7.00 per share.

The number of shares of our common stock that will be outstanding after this offering is based on 46,157,167 shares outstanding as of September 30, 2015, and excludes:

•	12,064,481 shares of our common stock issuable upon the exercise of options to purchase common stock that were outstanding as of September 30, 2015, with a weighted average exercise price of $9.65 per share (which excludes 467,123 restricted shares issued under the 2011 Stock Option and Grant Plan and the 2014 Stock Option and Incentive Plan that are included in the number of shares of our common stock that will be outstanding after the completion of this offering);

•	3,502,744 shares of our common stock subject to restricted stock units outstanding as of September 30, 2015;

•	2,388,306 shares of our common stock subject to restricted stock units granted after September 30, 2015;

•	4,412,425 shares of our common stock reserved for future issuance under our 2014 Stock Option and Incentive Plan as of September 30, 2015;

•	2,707,648 shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan as of September 30, 2015;

•	3,250,000 shares of our common stock, issuable upon the exercise of a warrant to purchase shares of our common stock outstanding as of September 30, 2015, with an exercise price of $0.005 per share;

•	476,368 shares of our common stock, issuable upon the exercise of a warrant to purchase shares of our common stock outstanding as of September 30, 2015, with an exercise price of $8.46 per share;

•	any shares of our common stock that become available subsequent to this offering under our 2014 Stock Option and Incentive Plan and 2014 Employee Stock Purchase Plan pursuant to provisions thereof that automatically increase the share reserves under such plans each year, as more fully described in our definitive proxy statement on Schedule 14A filed with the SEC on April 22, 2015 under “Executive Compensation—Equity Compensation Plan Information.”

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 30, 2015, and as adjusted to reflect the sale of common stock offered by us in this offering assuming no exercise of the underwriters’ option to purchase additional shares, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options and the exercise of warrants that are currently exercisable or exercisable within 60 days of November 30, 2015 to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock before this offering on 46,360,315 shares of our common stock outstanding as of November 30, 2015. Percentage ownership of our common stock after this offering assumes our sale of 8,425,000 shares of our common stock in this offering.

The following table does not include holdings of BlackRock, Inc. and certain of its affiliates, who, based on information disclosed in a Schedule 13G filed on January 28, 2016, beneficially own 2,428,628 shares of our common stock as of December 31, 2015. This represents over 5% of the shares of our common stock outstanding as of November 30, 2015.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, California 95054.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After the Offering
	Number	Percentage	Number	Percentage
Named Executive Officers and Directors:
Robert Bearden(1)	2,675,174	5.7%	2,675,174	4.9%
Herbert Cunitz(2)	1,380,359	3.0%	1,380,359	2.5%
Scott Davidson(3)	246,234	*	246,234	*
Paul Cormier(4)	124,009	*	124,009	*
Peter Fenton(5)	6,642,575	14.3%	6,642,575	12.1%
Martin Fink(6)	9,375	*	9,375	*
Kevin Klausmeyer(7)	43,455	*	43,455	*
Jay Rossiter(8)	9,375	*	9,375	*
Michelangelo Volpi(9)	3,436,350	7.4%	3,436,350	6.3%
All directors and executive officers as a group (13 persons)(10)	15,220,348	31.9%	15,220,348	27.1%
Other 5% or Greater Stockholders:
Entities affiliated with Benchmark(11)	6,633,200	14.3%	6,633,200	12.1%
Yahoo!(12)	7,572,174	15.1%	7,572,174	12.9%
Entities affiliated with Index Ventures(13)	3,426,975	7.4%	3,426,975	6.3%
Teradata(14)	2,895,742	6.3%	2,895,742	5.3%

*	Less than one percent (1%).
(1)	Consists of (i) 191,617 shares held of record, (ii) 1,718,382 shares held of record by Robert Gene Bearden Jr. Grantor Retained Annuity Trust, in which Mr. Bearden shares voting and dispositive power and (iii) 765,175 shares subject to outstanding options which are exercisable within 60 days of November 30, 2015.
(2)	Consists of (i) 864,693 shares held of record by Herbert D. Cunitz and Laura J. Cunitz, Trustees of the Herbert D. Cunitz Trust dated March 17, 2000, in which Mr. Cunitz shares voting and dispositive power, (ii) 237,000 shares held of record by Herbert D. Cunitz and Laura J. Cunitz, Trustees of the Cunitz 2014 Irrevocable Trust fbo Jaclyn L. Cunitz, (iii) 237,000 shares held of record by Herbert D. Cunitz and Laura J. Cunitz, Trustees of the Cunitz 2014 Irrevocable Trust fbo Graham M. Cunitz and (iv) 41,666 shares subject to outstanding options which are exercisable within 60 days of November 30, 2015.
(3)	Consists of (i) 33,532 shares held of record by the Scott and Taryn Davidson Family Trust dated April 4, 2006 and (ii) 212,702 shares subject to outstanding options which are exercisable within 60 days of November 30, 2015.
(4)	Consists of (i) 101,041 shares held of record, (ii) 13,593 shares subject to outstanding options which are exercisable within 60 days of November 30, 2015 and (iii) 9,375 shares issuable upon settlement of restricted stock units that will vest within 60 days of November 30, 2015.
(5)	Consists of (i) shares listed in footnote 11 below which are held of record by Benchmark Capital Partners VI, L.P. and Benchmark Capital Partners VII, L.P. Mr. Fenton is a managing member of Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark Capital Partners VI, L.P. and of Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark Capital Partners VII, L.P., and, therefore, may be deemed to hold voting and dispositive power over the shares held by Benchmark Capital Partners VI, L.P. and Benchmark Capital Partners VII, L.P. and (ii) 9,375 shares issuable upon settlement of restricted stock units that will vest within 60 days of November 30, 2015.
(6)	Consists of 9,375 shares issuable upon settlement of restricted stock units that will vest within 60 days of November 30, 2015.
(7)	Consists of (i) 34,080 shares subject to outstanding options exercisable within 60 days of November 30, 2015 and (ii) 9,375 shares issuable upon settlement of restricted stock units that will vest within 60 days of November 30, 2015.
(8)	Consists of 9,375 shares issuable upon settlement of restricted stock units that will vest within 60 days of November 30, 2015.
(9)	Mr. Volpi is a partner within the Index Ventures group. Advisors within the Index Ventures group provide advice to Index Ventures IV (Jersey), L.P., Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P., Index Ventures V (Jersey), L.P., Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P. and Yucca (Jersey) SLP (the “Index Funds”). Mr. Volpi is involved in making recommendations to the Index Funds, but does not hold voting or dispositive power over the shares held by the Index Funds. Consists of (i) shares listed in footnote 13 below which are held of record by the Index Funds and (ii) 9,375 shares issuable upon settlement of restricted stock units that will vest within 60 days of November 30, 2015.
(10)	Consists of (i) 13,876,182 shares held of record by our current directors and executive officers, (ii) 1,287,916 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of November 30, 2015 and (iii) 56,250 shares issuable upon settlement of restricted stock units that will vest within 60 days of November 30, 2015.
(11)

Consists of (i) 296,397 shares held of record by Benchmark Capital Partners VI, L.P., or BCP VI, for itself and as nominee for Benchmark Founders’ Fund VI, L.P., or BFF VI, Benchmark Founders’ Fund VI-B, L.P., or BFF VI-B, and related individuals and (ii) 6,336,803 shares held of record by Benchmark Capital Partners VII, L.P, or BCP VII, for itself and as nominee for Benchmark Founders’ Fund VII, L.P., or BFF VII, Benchmark Founders’ Fund VII-B, L.P., or BFF VII-B. Benchmark Capital Management Co. VI, L.L.C., or BCMC VI, is the general partner of each of BCP VI, BFF VI and BFF VI-B. Benchmark Capital Management Co. VII, L.L.C., or BCMC VII, is the general partner of BCP VII, BFF VII and BFF VII-B. Mr. Fenton, Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Steven M. Spurlock, and Mitchell H. Lasky are the managing members of BCMC VI and, therefore, may be deemed to hold voting and dispositive power over the shares held by BCP VI. Mr. Fenton, Matthew R. Cohler, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Steven M. Spurlock, and Mitchell H. Lasky are the managing members of BCMC VII and, therefore, may be deemed to hold voting and dispositive power over the shares held by BCP VII. The address for these entities is 2965 Woodside Road, Woodside, CA 94062.
(12)	Consists of (i) 3,845,806 shares held of record and (ii) 3,726,368 shares subject to outstanding warrants which became exercisable upon the completion of our IPO. The address for Yahoo! is 701 First Avenue, Sunnyvale, CA 94089. Yahoo! is a public company listed on the NASDAQ Global Select Market. The information set forth in this footnote is derived from information provided to us by Yahoo! and from a Schedule 13G filed by Yahoo! on December 19, 2014.
(13)	Consists of (i) 1,552,425 shares held of record by Index Ventures IV (Jersey), L.P., (ii) 147,256 shares held of record by Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P., (iii) 1,678,475 shares held of record by Index Ventures V (Jersey), L.P., (iv) 13,695 shares held of record by Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P. and (v) 35,124 shares held of record by Yucca (Jersey) SLP. Index Ventures Associates IV Limited, or IVA IV, is the general partner of Index Ventures IV (Jersey), L.P. and Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P. Index Ventures Associates V Limited, or IVA V, is the general partner of Index Ventures V (Jersey), L.P. and Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P. Yucca (Jersey) SLP is a co-investment vehicle that is contractually required to mirror the Index Funds’ investment. Bernard Dallé, David Hall, Paul Willing, Phil Balderson and Sinéad Meehan are the members of the board of directors of IVA IV and IVA V and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by these entities. Advisors within the Index Ventures group provide advice to the Index Funds but do not have any voting, investment and dispositive power with respect to the shares held by these entities. Mr. Volpi, who is a member of our Board, is a partner within the Index Ventures group. The principal address of the Index Funds and Yucca (Jersey) SLP is 44 Esplanade, St Helier, Jersey JE4 9WG, Channel Islands.
(14)	Consists of 2,895,742 shares held of record. The address for Teradata is 10000 Innovation Drive, Dayton, OH 45342. Teradata is a public company listed on the New York Stock Exchange. The information set forth in this footnote is derived from information provided to us by Teradata and from a Schedule 13G filed by Teradata on February 9, 2015.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock. We adopted an amended and restated certificate of incorporation and amended and restated bylaws in connection with our IPO, and this description summarizes the provisions that are included therein. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our certificate of incorporation and bylaws and the IRA, which have been filed with the SEC and are incorporated by reference into the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 500,000,000 shares of our common stock, $0.0001 par value per share, and 25,000,000 shares of our undesignated preferred stock, $0.0001 par value per share.

As of September 30, 2015, there were 46,157,167 shares of our common stock outstanding, held by 75 stockholders of record. Our board of directors is authorized, without stockholder approval except as required by the listing standards of NASDAQ, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See “Dividend Policy” for more information regarding dividend rights.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. Our certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our common stock are, and the shares of our common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Options

As of September 30, 2015, we had outstanding options to purchase an aggregate of 10,968,779 shares of our common stock, with a weighted average exercise price of $8.52 per share, pursuant to our 2011 Stock Option and Grant Plan, which was adopted in June 2011 and last amended in April 2013, and 1,095,702 shares of our common stock, with a weighted-average exercise price of $20.92 per share, pursuant to our 2014 Plan, which was adopted in December 2014.

Restricted Stock Units

As of September 30, 2015, we had 3,502,744 shares of our common stock subject to outstanding restricted stock units under our 2014 Plan.

Warrants

As of September 30, 2015, we had an outstanding warrant to purchase 3,250,000 shares of our common stock, with an exercise price of $0.005 per share. The warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon exercise in the event of stock dividends, stock splits, reclassifications, reorganizations or other events. If not exercised, this warrant will expire on June 30, 2020.

As of September 30, 2015, we also had an outstanding warrant to purchase 476,368 shares of our common stock, with an exercise price of $8.46 per share. The warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon exercise in the event of stock dividends, stock splits, reclassifications, reorganizations or other events. If not exercised, this warrant will expire on June 9, 2023.

Registration Rights

Certain holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our IRA. We, along with certain holders of our common stock and the holders of our preferred stock are parties to the IRA. The registration rights set forth in the IRA will expire (a) five years following the completion of our IPO, (b) with respect to any particular stockholder, such earlier time when (i) such stockholder is able to sell all of its shares pursuant to Rule 144(b)(1)(i) of the Securities Act or (ii) such stockholder holds one percent or less of our outstanding capital stock and all registrable securities held by such holder (together with any affiliate of the holder with whom such holder must aggregate its sales under Rule 144) can be sold in any three month period without registration in compliance with Rule 144, or (c) the consummation of certain liquidation events. We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Demand Registration Rights

The holders of approximately 10,479,006 shares of our common stock and the holder of warrants to purchase 3,250,000 shares of our common stock and 476,368 shares of our common stock are entitled to certain demand registration rights, subject to certain marketing and other limitations. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days. Additionally, we will not be required to effect a demand registration during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date that is 180 days following the effectiveness of, a registration statement relating to the public offering of our common stock. We are not required to effect more than two demand registrations under the IRA.

Piggyback Registration Rights

In connection with this offering, certain holders were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their registrable securities in this offering. If we propose to register the offer and sale of our common stock under the Securities Act, in connection with another public offering of our common stock, the holders of up to approximately 10,479,006 shares of our common stock and the holder of warrants to purchase 3,250,000 shares of our common stock and 476,368 shares of our common stock will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a demand registration, (ii) a registration relating solely to the sale of securities of participants in a Company stock plan, (iii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (iv) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities or (v) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

S-3 Registration Rights

The holders of up to approximately 10,479,006 shares of our common stock and the holder of warrants to purchase 3,250,000 shares of our common stock and 476,368 shares of our common stock may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request is received from holders of at least 30% of the registrable securities then outstanding and the anticipated aggregate offering price of the shares to be registered by the holders requesting registration, net of underwriting discounts and commissions, is at least $5.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 under certain circumstances, including if we have effected two such registrations within the 12-month period preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Anti-Takeover Provisions

The provisions of Delaware law, our certificate of incorporation and our bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding but not the outstanding voting stock owned by the interested stockholder, shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding stock that is not owned by the interested stockholder.

In general, a “business combination” includes mergers, asset or stock sales, or other transactions or series of transactions resulting in a financial benefit to the interested stock stockholder. An “interested stockholder” is an entity or person who, together with its affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years of determination of interested stockholder status did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our certificate of incorporation and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team or discourage lawsuits against our directors and officers, including the following:

•	Board of Directors Vacancies. Our certificate of incorporation and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

•	Classified Board. Our certificate of incorporation and bylaws provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See “Management—Board of Directors.”

•	Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our bylaws will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the Chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•	No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

•	Directors Removed Only for Cause. Our certificate of incorporation provides that stockholders may remove directors only for cause.

•	Amendment of Charter Provisions. Any amendment of the above provisions in our certificate of incorporation would require approval by holders of at least two-thirds of our then-outstanding common stock.

•	Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 25 million shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

•	Exclusive Jurisdiction for Certain Actions. Our certificate of incorporation and bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could rule that this provision in our certificate of incorporation is inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HDP.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of certain material U.S. federal income tax considerations for non-U.S. holders (as defined below) relating to the acquisition, ownership and disposition of common stock pursuant to this offering. This summary deals only with common stock held as a capital asset (within the meaning of Section 1221 of the Code) by a non-U.S. holder and does not discuss the U.S. federal income tax considerations applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, but not limited to: a dealer in securities or currencies; a financial institution; a tax-exempt organization; an insurance company; a person holding common stock as part of a hedging, integrated, conversion or straddle transaction or a person deemed to sell common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of accounting; a person liable for alternative minimum tax; an entity that is treated as a partnership for U.S. federal income tax purposes; a person that received such common stock in connection with services provided; a U.S. person whose “functional currency” is not the U.S. dollar; a “controlled foreign corporation”; a “passive foreign investment company”; or a U.S. expatriate.

This summary is based upon provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, published rulings and judicial decisions, all as in effect as of the date hereof. Those authorities may be changed, perhaps retroactively, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances and does not address the Medicare tax imposed on certain investment income or any state, local, foreign, gift, estate or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of common stock that is: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion a “non-U.S. holder” is a beneficial holder of common stock that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes. However, neither the term “U.S. holder” nor the term “non-U.S. holder” includes any entity or other person that is subject to special treatment under the Code. If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock is urged to consult its own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THEIR PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR SPECIFIC SITUATIONS, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

Distributions on Our Common Stock

Distributions with respect to common stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits will be treated as a return of capital and will first be applied to reduce the holder’s tax basis in its common stock, but not below zero. Any remaining amount will then be treated as gain from the sale or exchange of the common stock and will be treated as described under “—Disposition of our Common Stock” below.

Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to shares of our common stock will be subject to U.S. federal withholding tax at a rate of 30% (or lower applicable income tax treaty rate) of the gross amount of the dividends unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the common stock are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, then although the non-U.S. holder will generally be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate), as adjusted under the Code. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an exemption or reduced rate of withholding tax under an applicable treaty must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the non-U.S. holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Disposition of Our Common Stock

Non-U.S. holders may recognize gain upon the sale, exchange, redemption or other taxable disposition of common stock. Such gain generally will not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); (ii) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our common stock, and certain other requirements are met. We believe that we are not and we do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If a non-U.S. holder is an individual described in clause (i) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on a net income basis at the regular graduated U.S. federal individual income tax rates in the same manner as if such holder were a resident of the United States, unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is an individual described in clause (ii) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses (without taking into account any loss carryovers) even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. If a non-U.S. holder is a foreign corporation that falls under clause (i) of the preceding paragraph, it will be subject to tax on a net income basis at the regular graduated U.S. federal corporate income tax rates in the same manner as if it were a resident of the United States and, in addition, the non-U.S. holder may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits.

Information Reporting and Backup Withholding Tax

We report to our non-U.S. holders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. All distributions to holders of common stock are subject to any applicable withholding. Information-reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a United States trade or business or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then-applicable rate. Backup withholding, however, generally will not apply to distributions to a non-U.S. holder of our common stock, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI (as applicable), or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, and guidance issued and intergovernmental agreements entered into thereunder, may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specially defined under FATCA) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. FATCA generally imposes a 30% withholding tax on “withholdable payments” if they are paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. “Withholdable payment” generally means (i) any payment of interest, dividends, rents and certain other types of generally passive income if such payment is from sources within the United States and (ii) any gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States (including, for example, stock and debt of U.S. corporations). Non-U.S. holders may be required to enter into an agreement with the U.S. Treasury relating to certain reporting, withholding and other obligations under FATCA, or may be required to comply with reporting and other compliance obligations under an intergovernmental agreement between their country of organization and the U.S. Treasury. If a holder of common stock does not provide us with the information necessary to comply with FATCA, it is possible that distributions to such shareholder that are attributable to withholdable payments, such as dividends, will be subject to the 30% withholding tax. Payments of gross proceeds from a sale or other disposition of common stock could also be subject to withholding unless such disposition occurs on or before December 31, 2018. Prospective investors should consult their own tax advisers regarding this legislation.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
RBC Capital Markets, LLC
Pacific Crest Securities, a division of KeyBanc Capital Markets Inc.
Wells Fargo Securities, LLC
PJT Partners LP

Total	8,425,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 1,263,750 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,263,750 additional shares.

Paid by Us

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the public offering price. After the offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our executive officers and directors have agreed with the underwriters, subject to certain exceptions (including sales pursuant to existing sales plans adopted pursuant to Rule 10b5-1 of the Exchange Act), not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock (excluding for the avoidance of doubt, in the case of Messrs. Fenton and Volpi, shares owned by entities affiliated with Benchmark and Index Ventures, respectively), except with the prior written consent of Goldman, Sachs & Co. through the date that is 75 days after the date of this prospectus.

This agreement does not apply to any existing employee benefit plans.

The lock-up provisions described in the paragraph above do not apply to the issuance, in an amount not exceeding 5% of our common stock issued and outstanding immediately following the completion of this offering, of shares of our common stock, or any security convertible into or exercisable for shares of our common stock, issued in connection with: (a) the acquisition by us or any of our subsidiaries of the securities, business, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by us in connection with such acquisition or (b) joint ventures, commercial relationships or other strategic transactions; provided that in either of these cases we will: (i) cause each recipient of such securities to execute and deliver, on or prior to the issuance of such securities, a lock-up agreement on substantially the same terms as the lock-up agreements described in the paragraph above for the remainder of the 75-day period following the date of this prospectus and (ii) enter stop transfer instructions on such securities with our transfer agent and registrar.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HDP.”

Passport Capital, LLC, on behalf of certain of its affiliated investment funds (the “Passport Funds”), has indicated an interest in purchasing $50 million of our common stock in this offering at $9.50 per share. Because this indication of interest is not a binding agreement or commitment to purchase, the Passport Funds could determine to purchase more, less or no shares in this offering or the underwriters could determine to sell more, less or no shares to the Passport Funds.

PJT Partners LP, one of the co-managers for this offering, was organized and registered as a broker-dealer in 2014. PJT Partners LP does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Issuer for any such offer; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Expenses and Indemnification

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered. We have also agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with the offering in an amount not to exceed $30,000 as set forth in the underwriting agreement.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.1 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

VALIDITY OF COMMON STOCK

Goodwin Procter LLP, Menlo Park, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our common stock being offered by this prospectus, and Sullivan & Cromwell LLP, Palo Alto, California will pass upon the validity of the shares of our common stock being offered by this prospectus for the underwriters.

EXPERTS

The consolidated financial statements as of April 30, 2013, December 31, 2013 and 2014 and for the eight months ended December 31, 2013 and for each of the two years in the period ended April 30, 2013 and the year ended December 31, 2014 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus and the documents incorporated herein by reference concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.hortonworks.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in this prospectus supersedes information that we have filed with the SEC prior to the date of this prospectus, and any information that we file subsequently with the SEC that is incorporated by reference will automatically update this prospectus. We incorporate by reference in this prospectus the information contained in the documents listed below, which is considered to be part of this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 27, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 14, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 13, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 12, 2015;

•	our Current Reports on Form 8-K filed with the SEC on May 18, 2015, June 19, 2015, August 27, 2015 and January 6, 2016;

•	our definitive proxy statement on Schedule 14A filed with the SEC on April 22, 2015; and

•	the section titled “Description of Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A (File No. 001-36780) filed with the SEC on December 9, 2014, including any subsequent amendment or report filed for the purpose of amending such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than information in these documents or filings that is deemed “furnished” to the SEC) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of this offering. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to each person, including any beneficial owner, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Hortonworks, Inc., Attention: Investor Relations, 5470 Great America Parkway, Santa Clara, CA 95054, telephone (855) 846-7866.

Hortonworks™
Powering the Future of Data

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the listing fee.

SEC registration fee	$9,406
FINRA filing fee	14,598
Printing and engraving expenses	150,000
Legal fees and expenses	500,000
Accounting fees and expenses	400,000
Custodian transfer agent and registrar fees	4,000
Miscellaneous	21,996

Total	$1,100,000

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

We adopted an amended and restated certificate of incorporation that contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we adopted our amended and restated bylaws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our certificate of incorporation, bylaws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

ITEM 16.	EXHIBITS

The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this registration statement on Form S-3.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, State of California, on the day of February 1, 2016.

HORTONWORKS, INC.

By:	/s/ Robert Bearden
Robert Bearden
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Robert Bearden Robert Bearden	Chief Executive Officer and Director (Principal Executive Officer)	February 1, 2016

/s/ Scott Davidson Scott Davidson	Chief Financial Officer (Principal Financial Officer)	February 1, 2016

/s/ Scott Reasoner Scott Reasoner	Vice President, Controller and Principal Accounting Officer (Principal Accounting Officer)	February 1, 2016

* Paul Cormier	Director	February 1, 2016

* Peter Fenton	Director	February 1, 2016

	Signature	Title	Date

	* Martin Fink	Director	February 1, 2016

	* Kevin Klausmeyer	Director	February 1, 2016

	* Jay Rossiter	Director	February 1, 2016

	* Michelangelo Volpi	Director	February 1, 2016

*BY:	/s/ Robert Bearden Robert Bearden
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference
		Form	File. No.	Exhibit	Filing Date

1.1	Form of Underwriting Agreement.

4.1*	Form of common stock certificate of the Registrant.	S-1	333-20004	4.1	December 1, 2014

4.2*	Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders, as amended, dated July 23, 2014.	S-1	333-20004	4.2	December 1, 2014

4.3*	Warrant to Purchase Shares of Series A Preferred Stock issued to Yahoo! Inc. by the Registrant, dated July 1, 2011.	S-1	333-20004	4.3	November 10, 2014

4.4*	Warrant to Purchase Shares of Common Stock issued to Yahoo! Inc. by the Registrant, dated June 9, 2014.	S-1	333-20004	4.4	November 10, 2014

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Deloitte & Touche, LLP independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.